Exhibit 3.1

ARTICLES OF ASSOCIATION of EXSCIENTIA HOLDINGS LIMITED
Adopted under the Companies Act 2006 by special resolution at 10:20 am on 9 August 2021

2

25.	CO-SALE RIGHT	46
26.	DRAG-ALONG	47
27.	GENERAL MEETINGS	52
28.	ATTENDANCE AND SPEAKING AT GENERAL MEETINGS	53
29.	QUORUM AT GENERAL MEETINGS	54
30.	CHAIRING GENERAL MEETINGS	54
31.	VOTING - GENERAL	54
32.	AMENDMENTS TO RESOLUTIONS	55
33.	ERRORS AND DISPUTES	55
34.	POLL VOTES	55
35.	CONTENT OF PROXY NOTICES	56
36.	DELIVERY OF PROXY NOTICES	56
37.	PROXIES	57
38.	ADJOURNMENT	57
39.	DIRECTORS’ GENERAL AUTHORITY	58
40.	SHAREHOLDERS’ RESERVE POWER	58
41.	DIRECTORS MAY DELEGATE	59
42.	COMMITTEES	59
43.	DIRECTORS TO TAKE DECISIONS COLLECTIVELY	59
44.	UNANIMOUS DECISIONS	60
45.	CALLING A DIRECTORS’ MEETING	60
46.	PARTICIPATION IN DIRECTORS’ MEETINGS	60
47.	QUORUM FOR DIRECTORS’ MEETINGS	61
48.	DIRECTORS’ BORROWING POWERS	61
49.	NUMBER OF DIRECTORS	61
50.	APPOINTMENT OF DIRECTORS	62

3

51.	DISQUALIFICATION OF DIRECTORS	63
52.	PROCEEDINGS OF DIRECTORS	63
53.	CHAIRING OF DIRECTORS’ MEETINGS	64
54.	DIRECTORS’ INTERESTS	65
55.	TERMINATION OF DIRECTOR’S APPOINTMENT	69
56.	DIRECTORS EXPENSES	69
57.	NOTICES	69
58.	INDEMNITIES AND INSURANCE	72
59.	DATA PROTECTION	73
60.	SECRETARY	73
61.	LIEN	73
62.	CALL NOTICES	75
63.	FORFEITURE OF SHARES	77
64.	SURRENDER OF SHARES	79
65.	PROCEDURE FOR DECLARING DIVIDENDS	80
66.	PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS	80
67.	NO INTEREST ON DISTRIBUTIONS	81
68.	UNCLAIMED DISTRIBUTIONS	81
69.	NON CASH DISTRIBUTIONS	81
70.	WAIVER OF DISTRIBUTIONS	82
71.	AUTHORITY TO CAPITALISE AND APPROPRIATION OF CAPITALISED SUMS	82
72.	NO RIGHT TO INSPECT ACCOUNTS AND OTHER RECORDS	83
73.	MEANS OF COMMUNICATION TO BE USED	83
74.	COMPANY SEALS	83
75.	LOCK UP	84

4

THE COMPANIES ACT 2006

COMPANY LIMITED BY SHARES
NEW

ARTICLES OF ASSOCIATION
of

EXSCIENTIA HOLDINGS LIMITED

(Adopted by a special resolution passed at _____ am/pm on ________________ 2021)

1.	INTRODUCTION

1.1	In these Articles any reference to any statutory provision shall be deemed to include a reference to each and every statutory amendment, modification, re-enactment and extension thereof for the time being in force.

1.2	In these Articles:

1.2.1	Article headings are used for convenience only and shall not affect the construction or interpretation of these Articles;

1.2.2	words denoting the singular include the plural and vice versa and reference to one gender includes the other gender and neuter and vice versa;

1.2.3	reference to “issued Shares” of any class shall exclude any Shares of that class held as Treasury Shares from time to time, unless stated otherwise;

1.2.4	reference to the “holders” of Shares or a class of Shares shall exclude the Company holding Treasury Shares from time to time, unless stated otherwise; and

1.2.5	references to “$” are references to the lawful currency from time to time of the United States of America.

1.3	In respect of any actions or matters requiring or seeking the acceptance, approval, agreement, consent or words having similar effect of an Investor Director under these Articles, if at any time an Investor Director has not been appointed or an Investor Director declares in writing to the Company and the Investor that he considers that providing such consent gives rise or may give rise to a conflict of interest to his duties as a Director, such action or matter shall require written consent from Evotec (in the case of the director appointed in accordance with Article 50.1.1), Novo (in the case of a director appointed in accordance with Article 50.1.2), SoftBank (in the case of the director appointed in accordance with Article 50.1.4) or a Series B Investor Majority (in the case of the director appointed in accordance with Article 50.1.3).

1.4	Where there is a reference to Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Junior Series C Preference Shares, Series C1 Preference Shares, Series D Preference Shares, or Preference Shares under these Articles, this reference shall be treated, where appropriate in the context, on an As Converted Basis.

1.5	The term “consultant” includes:

1.5.1	a person engaged directly by the Company or any of its Associates to provide services to either of them; and

1.5.2	a person (an “Indirect Consultant”) employed or engaged by a third party (a “Service Company”) to work in, including but not limited to, the provision of services on behalf of such Service Company to the Company or any of its Associates, where that Service Company is engaged by the Company or any of its Associates to provide such services.

1.6	With respect to an Indirect Consultant, in the definition of Bad Leaver reference to “such person’s fraud, dishonesty, gross misconduct, material breach of obligation or otherwise permitted pursuant to the terms of that person’s contact of employment or consultancy” shall be construed as meaning “the Indirect Consultant’s (and/or his Service Company’s) fraud, dishonesty, gross misconduct and a material breach of obligation by reason of which such Indirect Consultant’s engagement may be terminated”.

2.	DEFINITIONS

In these Articles the following words and expressions shall have the following meanings:

“Accepting Shareholder” has the meaning set out in Article 24.5;

“Accountants” means the accountants of the Company as appointed by the Board from time to time;

“Act” means the Companies Act 2006 (as amended from time to time);

“Acting in Concert” has the meaning given to it in The City Code on Takeovers and Mergers published by the Panel on Takeovers and Mergers (as amended from time to time);

“Affiliate” means:

(a)	save as it applies to SoftBank, the Fund or Mubadala, with respect to a specified undertaking, any other undertaking that directly or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the specified undertaking, except that notwithstanding the foregoing, neither the Company nor any of its Subsidiary Undertakings shall be Affiliates of any Shareholder;

(b)	as it applies to SoftBank, SoftBank Vision Fund II-2, L.P. and its Controlled subsidiaries;

(c)	as it applies to Mubadala, Mubadala Investment Company PJSC and its controlled subsidiaries; and

(d)	as it applies to the Fund, MDC Capital Management (RS) Limited and its controlled subsidiaries;

“Allocation Notice” has the meaning set out in Article 20.8.2.2;

“Anti-Dilution Shares” shall have the meaning given in Article 11.2;

“Applicant” has the meaning set out in Article 20.8.2.2;

“Arrears” means in relation to any Share, all arrears of declared but unpaid dividends;

“Articles” means the Company’s Articles of Association;

“As Converted Basis” means in reference to any calculation or number, means that such calculation shall be made, or number determined, on the basis that each Preference Share is equivalent to such number of Ordinary Shares into which it may then be converted in accordance with Article 10 at the then applicable Conversion Ratio;

“Asset Sale” means the partnering or disposal by the Company or any Group Company (taken together) of all or substantially all of the undertaking and assets of the Group (where disposal may include, without limitation, the sale, lease, transfer or grant by the Company of an exclusive licence of all or substantially all of its commercially valuable intellectual property) by way of one or a series of transactions; provided, however, that the planned disposal of individual projects of the Company relating to a specific (family of) molecule(s) (but excluding in any event the technology platform of the Company) one by one by way of spin out, sale or licence in accordance with the business plan of the Company shall not constitute an Asset Sale for so long as not all or substantially all of the undertaking and assets of the Company have been spun out, sold or licenced;

“Associate” in relation to any person means:

(a)	any person who is an associate of that person and the question of whether a person is an associate of another is to be determined in accordance with section 435 of the Insolvency Act 1986 and (whether or not an associate as so determined);

(b)	any Member of the same Group; and

(c)	any Member of the same Fund Group;

“Available Profits” means profits available for distribution within the meaning of part 23 of the Act;

“Bad Leaver” means a person who ceases to be an Employee at any time during the Relevant Period (and does not otherwise continue as an Employee of the Company or any Group Company) as a consequence of:

(a)	such person’s resignation as an Employee at any time during the Relevant Period, except where such resignation is the result of long term illness or disability such that they are no longer able to carry out their duties as certified by a duly qualified medical practitioner or in circumstances which constitute a constructive, wrongful and/or unfair dismissal save in the case that unfair dismissal is as a result of a procedural defect; or

(b)	that person’s dismissal as an Employee for cause, where “cause” shall mean:

(i)	the lawful termination of that person’s contract of employment or consultancy without notice or payment in lieu of notice as a consequence of that person’s fraud, dishonesty, gross misconduct, material breach of obligation or as otherwise permitted pursuant to the terms of that person’s contract of employment or consultancy agreement; and/or

(ii)	that person’s fair dismissal pursuant to section 98(2)(a) (capability) or 98(2)(b) (conduct) of the Employment Rights Act 1996;

“Bankruptcy” means individual insolvency in England and Wales, Northern Ireland or Scotland or the equivalent in any other jurisdiction which has a similar effect;

“BLK” means BlackRock Financial Management, Inc and/or its Affiliates in respect of its Innovation Capital Business, on behalf of one or more investment funds and accounts, and any of their Permitted Transferees, who hold Shares from time to time (and for the avoidance of doubt, any Shares held by BLK and any of its Affiliates and Permitted Transferees from time to time shall be deemed for the purpose of these Articles to be held by BLK as a single shareholder);

“Board” means the board of Directors and any committee of the board constituted for the purpose of taking any action or decision contemplated by these Articles;

“Bonus Issue” or “Reorganisation” means any return of capital, bonus issue of shares or other securities of the Company by way of capitalisation of profits or reserves (other than a capitalisation issue in substitution for or as an alternative to a cash dividend which is made available to the Preference Shareholders) or any consolidation or sub-division or redenomination or any repurchase or redemption of shares (other than Preference Shares) or any variation in the subscription price or conversion rate applicable to any other outstanding shares of the Company in each case other than shares issued as a result of the events set out in Article 17.6;

“Business Day” means a day on which English clearing banks are ordinarily open for the transaction of normal banking business in London (other than a Saturday or Sunday or public or bank holiday);

“Buyer” has the meaning set out in Article 25.2.1;

“Call” has the meaning set out in Article 62.1;

“Called Shareholder” and “Called Shareholders” shall have the meaning set out in Article 26.1;

“Called Shares” has the meaning set out in Article 26.2.1;

“Call Notice” has the meaning set out in Article 62.1;

“Call Payment Date” has the meaning set out in Article 62.10.1;

“Capitalised Sum” has the meaning set out in Article 71.1.2;

“Chairman” has the meaning given in Article 53;

“Civil Partner” means in relation to a Shareholder, a civil partner (as defined in the Civil Partnership Act 2004) of the Shareholder;

“Commencement Date” means the date on which the employment or consultancy of the relevant Employee with the Company commences or any member of the Group commences;

“Companies Acts” means the Companies Acts (as defined in section 2 of the Act), in so far as they apply to the Company;

“Company” means Exscientia Holdings Limited;

“Company’s Lien” has the meaning given in Article 61.1;

“Conditions” has the meaning given in Article 10.1;

“Continuing Shareholders” has the meaning set out in Article 20.7.1;

“Control” means, in relation to an undertaking: (i) beneficial ownership of at least 50% of the voting securities or other comparable equity interests of such undertaking; or (ii) the possession, directly or indirectly, of the power to direct the management and policies of such undertaking, whether through the ownership of voting securities, by contract, declaration of trust or otherwise, and the term “Controlled” shall have a meaning correlative to the foregoing;

“Controlling Interest” means an interest in shares giving to the holder or holders control of the Company within the meaning of section 1124 of the CTA 2010;

“Conversion Date” has the meaning given in Article 10.1;

“Conversion Ratio” has the meaning given in Article 10.8;

“Co-Sale Notice” has the meaning set out in Article 25.2;

“CTA 2010” means the Corporation Tax Act 2010;

“Date of Adoption” means the date on which these Articles were adopted;

“Delayed Consideration” shall have the meaning given in Article 7.5;

“Director(s)” means a director or directors of the Company from time to time;

“Distribution Recipient” has the meaning given in Article 66.2;

“Document” includes, unless otherwise specified, any document sent or supplied in electronic form;

“Drag Along Notice” has the meaning set out in Article 26.2;

“Drag Along Option” has the meaning set out in Article 26.1;

“Drag Completion Date” has the meaning set out in Article 26.6;

“Drag Consideration” has the meaning set out in Article 26.4;

“Drag Documents” has the meaning given in Article 26.6;

“Drag Purchaser” has the meaning set out in Article 26.1;

“electronic form” and “electronic means” have the same meaning as in section 1168 of the Act;

“Eligible Director” means a Director who would be entitled to vote on a matter had it been proposed as a resolution at a meeting of the Directors;

“Employee” means any individual who is employed by or who provides consultancy services to, the Company or any Group Company;

“Employee Shareholder” means any Employee that holds Shares;

“Employee Shares” in relation to an Employee means all Ordinary Shares held by:

(a)	the Employee in question; and

(b)	any Permitted Transferee of that Employee other than those Ordinary Shares held by those persons that an Investor Majority declares satisfied were not acquired directly or indirectly from the Employee or by reason of that person’s relationship with the Employee, other than (i) Ordinary Shares that an Employee holds as a result of exercising option(s) under any Share Option Plan; (ii) Ordinary Shares held by an Employee (or any Permitted Transferee of that Employee) if such Employee’s Commencement Date was at least 36 full calendar months before such Employee’s Termination Date; and (iii) Ordinary Shares acquired by an Employee from another Employee (or any Permitted Transferee of that Employee) for a Transfer Price that is equal to or exceeds the Preference Amount for the Preference Shares most recently issued at the time of the acquisition;

“Encumbrance” means any mortgage, charge, standard security, interest, lien, pledge, assignation by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including without limitation any retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected other than liens arising by operation of law);

“Equity Facility” means an agreement (novated to the Company by a deed of novation dated on or shortly following the Date of Adoption) originally made between Exscientia Limited (company number SC428761) and SoftBank on 27 April 2021 whereby SoftBank agreed to subscribe for Series D Preference Shares with an aggregate subscription price of up to US$300,000,000 on the terms set out therein;

“Equity Holder” has the meaning set out in Article 25.2;

“Equity Securities” has the meaning given in sections 560(1) to (3) inclusive of the Act and for the avoidance of doubt an allotment of Equity Securities includes a transfer of shares which immediately before such transfer were held by the Company as Treasury Shares;

“Evotec” means Evotec SE and its Permitted Transferees;

“Exercising Investor” means any Investor who exercises its rights to acquire Anti-Dilution Shares in accordance with Article 11.2;

“Existing Shareholders” means Andrew Lee Hopkins, Jeremy Besnard, George Richard Bickerton, the University of Dundee, Senga Kilday Oxenham, Iva Navratilova, Miroslava Pilarova, Alex Snow, Andrew Douglas, Georgy Egorov, Kate Lansu, Mario Polywka and Patricia Barclay;

“Exit” means a Share Sale, an Asset Sale or an IPO;

“Expert Valuer” is as determined in accordance with Article 21.2,

“Fair Value” is as determined in accordance with Article 21.3;

“Family Trusts” means as regards any particular individual member or deceased or former individual member, trusts (whether arising under a settlement, declaration of trust or other instrument by whomsoever or wheresoever made or under a testamentary disposition or on an intestacy) under which no immediate beneficial interest in any of the shares in question is for the time being vested in any person other than the individual and/or Privileged Relations of that individual; and so that for this purpose a person shall be considered to be beneficially interested in a share if such share or the income thereof is liable to be transferred or paid or applied or appointed to or for the benefit of such person or any voting or other rights attaching thereto are exercisable by or as directed by such person pursuant to the terms of the relevant trusts or in consequence of an exercise of a power or discretion conferred thereby on any person or persons;

“Financial Year” has the meaning set out in section 390 of the Act;

“Fractional Holders” has the meaning given in Article 10.12;

“fully paid” in relation to a Share, means that the nominal value and any premium to be paid to the Company in respect of that Share have been paid to the Company;

“Fund” means MIC Capital Partners (Ventures) Europe Parallel (Luxembourg) Aggregator, SCSp;

“Fund Manager” means a person whose principal business is to make, manage or advise upon investments in securities;

“Good Leaver” means a person who ceases to be an Employee at any time during the Relevant Period (and does not otherwise continue as an Employee) and who is not a Bad Leaver and shall include, without limitation, where that person’s employment terminated as a result of their death or when the Board determines that a person is not a Bad Leaver;

“Group” means the Company and its Subsidiary Undertaking(s) (if any) from time to time and “Group Company” shall be construed accordingly;

“GT” means GT Healthcare Partners Fund III, L.P. and GT Nextgen Therapies Fund IV, L.P.;

“hard copy form” has the same meaning as in section 1168 of the Act;

“holder” in relation to shares means the person whose name is entered in the register of members as the holder of the shares;

“Holding Company” means a newly formed holding company incorporated in any jurisdiction which has resulted from a Holding Company Reorganisation;

“Holding Company Reorganisation” means any transaction involving the issue of shares in the capital of a Holding Company to the Shareholders, the object or intent of which is to interpose the Holding Company as the sole owner of the Company such that immediately subsequent to such transaction:

(a)	the number and class of shares comprised in the issued share capital of the Holding Company, the identity of the shareholders of the Holding Company, and the number and class of shares held by each such person are the same as or substantially similar to the issued share capital of the Company and the identity of Shareholders and the number and class of Shares held by each such person immediately prior to such transaction (save for the fact that such shares are issued by a different company and save for the fact that the number of shares in the Holding Company may be proportionately higher);

(b)	the rights attaching to each class of share comprised in the Holding Company are the same as those rights attaching to the like class of share comprised in the share capital of the Company immediately prior to such transaction (save for the fact that such shares are issued by a different company and/or in a different jurisdiction with attendant differences in company law); and

(c)	the constitutional documents of the Holding Company are substantially the same as the articles of association of the Company immediately prior to such transaction (save for the fact that they apply in respect of a different company, and as to matters and modifications to reflect that the Holding Company may be incorporated in a jurisdiction other than England and Wales);

“Illiquid Consideration” means Non-Cash Consideration other than any Non-Cash Consideration that comprises only equity securities (or rights representing those equity securities) that are admitted to or listed on (or will be admitted to or listed on) NASDAQ, or the Official List of the United Kingdom Listing Authority or the AIM Market operated by the London Stock Exchange Plc, or the Stock Exchange of Hong Kong Limited or any other recognised investment exchange or are otherwise readily transferable free from applicable restrictions (excluding any lock-up period the Board reasonably considers integral in the relevant circumstances);

“instrument” means a document in hard copy form;

“Interested Director” has the meaning set out in Article 54.5;

“Investor Director Consent” means the prior written consent of at least two Investor Directors;

“Investor Directors” means each Director appointed under Article 50.1;

“Investor Majority” means the holders of more than 50% of the Preference Shares (as if they constituted the same class of share) on an As Converted Basis;

“Investor Majority Consent” means the prior written consent of an Investor Majority;

“Investors” has the meaning given to it in the Shareholders’ Agreement;

“IPO” means the admission of all or any of the Shares or securities representing those shares (including without limitation depositary interests, American depositary receipts, American depositary shares and/or other instruments) on NASDAQ or the Official List of the United Kingdom Listing Authority or the AIM Market operated by the London Stock Exchange Plc, on the Stock Exchange of Hong Kong Limited or any other recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000);

“Issue Price” means the price at which the relevant Share is issued, including any premium;

“ITEPA” means Income Tax (Earnings and Pensions) Act 2003;

“Junior Series C Investor Majority” means the holders of more than 50% of the Junior Series C Preference Shares and in issue from time to time;

“Junior Series C Preference Shares” means the junior series C preference shares of £2.00 each in the capital of the Company from time to time;

“Junior Series C Preference Shareholders” means the holders of the Junior Series C Preference Shares (but excludes the Company, to the extent it holds Junior Series C Preference Shares as Treasury Shares);

“Leaver’s Percentage” means, in relation to and for the purposes of determining the number of Employee Shares that are required (pursuant to Article 23) to be transferred as a result of an Employee ceasing to be an Employee within the period commencing on the Commencement Date and ending on the Termination Date, the percentage (rounded to the nearest two decimal places) as calculated using the formula below:

100 - ((1/36 x 100) x NM),

where NM = number of full calendar months from the Commencement Date to the Termination Date such that the Leaver’s Percentage shall be zero on the first day of the 37th month after the Commencement Date and thereafter;

“Lien Enforcement Notice” has the meaning given in Article 61.3;

“Majority Sellers” has the meaning set out in Article 26.1;

“Manager” has the meaning given to it in the Shareholders’ Agreement;

“a Member of the same Fund Group” means if the Shareholder is a fund, partnership, company, syndicate or other entity whose business is managed or advised by a Fund Manager (an “Investment Fund”) or is a nominee of that Investment Fund:

(a)	any participant or partner (including limited partner or general partner) in or member of any such Investment Fund or the holders of any unit trust which is a participant or partner (including limited partner or general partner) in or member of any Investment Fund (but only in connection with the dissolution of the Investment Fund or any distribution of assets of the Investment Fund pursuant to the operation of the Investment Fund in the ordinary course of business);

(b)	any Investment Fund managed or advised by that Fund Manager;

(c)	any Parent Undertaking or Subsidiary Undertaking of that Fund Manager, or any Subsidiary Undertaking of any Parent Undertaking of that Fund Manager; or

(d)	any trustee, nominee, custodian, operator or manager of such Investment Fund and vice versa;

“a Member of the same Group” means as regards any company, a company which is from time to time a Parent Undertaking or a Subsidiary Undertaking of that company or a Subsidiary Undertaking of any such Parent Undertaking;

“Minimum Transfer Condition” has the meaning set out in Article 20.2.4;

“Mubadala” means MIC Capital Management 83 RSC Ltd;

“Nan Fung” means NFLS and Pivotal collectively;

“NASDAQ” means the NASDAQ Stock Market of the NASDAQ OMX Group Inc;

“New Reorganisation Shareholder” has the meaning set out in Article 26.15;

“New Securities” means any Shares or other securities convertible into, or carrying the right to subscribe for or otherwise acquire, Shares issued by the Company after the Date of Adoption (other than Shares or securities issued as a result of the events set out in Article 17.6);

“NFLS” means NFLS Zeta Limited;

“Non-Cash Consideration” has the meaning set out in Article 7.4;

“Novo” means Novo Holdings A/S;

“Offer” has the meaning set out in Article 24.2;

“Offer Period” has the meaning set out in Article 24.3;

“Ordinary A Majority” means the holders of more than 50% of the Ordinary Class A Shares in issue from time to time (excluding any shares held by Bad Leavers, if applicable);

“ordinary resolution” has the meaning given in section 282 of the Act;

“Ordinary A Directors” means each Director appointed under Article 50.2;

“Ordinary Class A Shares” means the ordinary class A shares of £2.00 each in the capital of the Company from time to time;

“Ordinary Class B Shares” means the ordinary class B shares of £2.00 each in the capital of the Company from time to time;

“Ordinary Shareholders” means the holders from time to time of the Ordinary Shares (but excludes the Company holding Treasury Shares);

“Ordinary Shares” means the Ordinary Class A Shares and/or the Ordinary Class B Shares;

“Original Shareholder” has the meaning set out in Article 19.1;

“paid” means paid or credited as paid;

“participate”, in relation to a directors’ meeting, has the meaning given in Article 46.1;

“Permitted Transfer” means a transfer of Shares in accordance with Article 19;

“Permitted Transferee” means:

(a)	in relation to a Shareholder who is an individual, any of his Privileged Relations, Trustees or Qualifying Companies;

(b)	in relation to a Shareholder which is an undertaking (as defined in section 1161(1) of the Act), any Member of the same Group;

(c)	in relation to an Investor which is an Investment Fund, a Member of the same Fund Group;

(d)	in relation to Pivotal and/or NFLS:

(i)	any Affiliate;

(ii)	any Principal Owner;

(iii)	any Affiliate of any Principal Owner;

(iv)	any person named pursuant to any grant of probate or letters of administration in respect of the estate of the late Dr. Chen Din Hwa and/or any deceased Principal Owner by the executors, personal representatives or administrators of the late Dr. Chen Din Hwa and/or such Principal Owner (as the case may be) in accordance with the will of the late Dr. Chen Din Hwa and/or such Principal Owner (as the case may be) or the applicable laws or otherwise as directed by the order of any relevant courts or tribunals of competent jurisdiction, and any entity directly or indirectly wholly-owned by such first-mentioned person; and

(v)	any Family Trust of any Principal Owner or any Trustees of such Family Trust, or any Affiliate of any Principal Owner (and for the purposes of this sub-clause (v) only, the definition of “Family Trust” shall be construed such that it does not reference any “member”);

“Personal Data” has the meaning set out in Article 59;

“Pivotal” means Pivotal bioVenture Partners Fund I, L.P;

“Preference Amount” means a price per Preference Share equal to the Starting Price for such Preference Share;

“Preference Shares” means the Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series C1 Preference Shares, the Series D Preference Shares and the Junior Series C Preference Shares;

“Preference Shareholder” means the holder of a Preference Share;

“Pre-New Money Valuation” means the result of multiplying the total number of ordinary shares in the Company in issue immediately after the IPO (but excluding any new Shares issued upon the IPO) by the Realisation Price;

“Primary Holder” has the meaning set out in Article 57.8;

“Principal Owner” means (a) The D.H. Chen Foundation; or (b) any natural person who: (i) holds and/or possesses the beneficial interest in and/or the ability to exercise the voting rights applicable to shares or other securities in Nan Fung, which confer in aggregate on that natural person more than 25% of the total voting rights exercisable at general meetings of Nan Fung on all, or substantially all, matters; or (ii) otherwise Controls Nan Fung; or (iii) is otherwise an heir of the late Dr. Chen Din Hwa or an heir of any such heir entitled to the beneficial interest in any share of the estate of the late Dr. Chen Din Hwa;

“Priority Rights” means the rights of Shareholders to purchase Shares contained in a Transfer Notice in the priority stipulated in Article 20.6 or Article 23.4 (as the case may be);

“Privileged Relation” in relation to a Shareholder who is an individual member or deceased or former member means a spouse, Civil Partner, child or grandchild (including a step or adopted or illegitimate child and their issue);

“Proceeds of Sale” means the consideration payable (including any Delayed Consideration) whether in cash or otherwise to those Shareholders selling or otherwise disposing of Shares by way of consideration from the relevant purchaser pursuant to the terms of the Share Sale less any fees, costs and expenses payable in respect of such Share Sale as approved by an Investor Majority or as provided for in the Shareholders’ Agreement;

“Proposed Reorganisation” has the meaning given in Article 26.12;

“Proposed Purchaser” means a proposed purchaser who at the relevant time has made an offer on arm’s length terms;

“Proposed Sale Date” has the meaning given in Article 24.3,

“Proposed Sale Notice” has the meaning given in Article 24.3,

“Proposed Seller” means any person proposing to transfer any shares in the capital of the Company;

“Proposed Transfer” has the meaning given in Article 24.1;

“Proxy Notice” has the meaning given in Article 35.1;

“Qualifying Company” means a company in which a Shareholder or Trustee(s) holds the entire issued share capital and over which that Shareholder or Trustee(s) exercises control (within the meaning of section 1124 of the CTA 2010);

“Qualifying IPO” shall have the meaning set out in Article 10.2;

“Qualifying Issue” has the meaning set out in Article 11.2;

“Qualifying Person” has the meaning given in section 318(3) of the Act;

“Realisation Price” means the value of each ordinary share in the Company (excluding Treasury Shares) in issue immediately prior to an IPO, which shall be the price per share at which such ordinary shares are to be offered for sale, placed or otherwise marketed pursuant to such IPO;

“Recipient” has the meaning set out in Article 59;

“Recipient Group Companies” has the meaning set out in Article 59;

“Relevant Holder” has the meaning set out in Article 8.6;

“Relevant Interest” has the meaning set out in Article 54.5;

“Relevant Period” means 36 months from the Commencement Date;

“Relevant Rate” has the meaning set out in Article 62.10.2;

“Reorganisation Actions” has the meaning set out in Article 26.12;

“Sale Agreement” has the meaning set out in Article 26.2.5;

“Sale Shares” has the meaning set out in Article 20.2.1;

“Seller” has the meaning set out in Article 20.2;

“Sellers’ Shares” has the meaning set out in Article 26.1;

“Selling Shareholder” has the meaning set out in Article 25.1;

“Separately Priced Subset” has the meaning set out in Article 11.3;

“Series A Investor Majority” means the holders of more than 50% of the Series A Preference Shares in issue from time to time;

“Series A Preference Shareholders” means the holders of the Series A Preference Shares (but excludes the Company, to the extent it holds Series A Preference Shares as Treasury Shares);

“Series A Preference Shares” means the series A preference shares of £2.00 each in the capital of the Company from time to time;

“Series B Investor Majority” means the holders of more than 50% of the Series B Preference Shares in issue from time to time;

“Series B Preference Shareholders” means the holders of the Series B Preference Shares (but excludes the Company, to the extent it holds Series B Preference Shares as Treasury Shares);

“Series B Preference Shares” means the series B preference shares of £2.00 each in the capital of the Company from time to time;

“Series C Investor Majority” means the holders of more than 50% of the Series C Preference Shares in issue from time to time;

“Series C Preference Shareholders” means the holders of the Series C Preference Shares (but excludes the Company, to the extent it holds Series C Preference Shares as Treasury Shares);

“Series C Preference Shares” means the series C preference shares of £2.00 each in the capital of the Company from time to time;

“Series C1 Investor Majority” means the holders of more than 50% of the Series C1 Preference Shares in issue from time to time;

“Series C1 Preference Shareholders” means the holders of the Series C1 Preference Shares (but excludes the Company, to the extent it holds Series C1 Preference Shares as Treasury Shares);

“Series C1 Preference Shares” means the series C1 preference shares of £2.00 each in the capital of the Company from time to time;

“Series D Investor Majority” means the holders of more than 50% of the Series D Preference Shares in issue from time to time;

“Series D Preference Shareholders” means the holders of the Series D Preference Shares (but excludes the Company, to the extent it holds Series D Preference Shares as Treasury Shares);

“Series D Preference Shares” means the Series D1 Preference Shares, the Series D2 Preference Shares and the Series D3 Preference Shares;

“Series D1 Preference Shares” means the series D1 preference shares of £2.00 each in the capital of the Company from time to time;

“Series D2 Preference Shares” means the series D2 preference shares of £2.00 each in the capital of the Company from time to time;

“Series D3 Preference Shares” means the series D3 preference shares of £2.00 each in the capital of the Company from time to time;

“Share Exchange Agreement” means the agreement between the Company, Exscientia Limited (company number SC428761) and each of the shareholders of Exscientia Limited to be executed on or shortly following the Date of Adoption;

“Share Option Plan(s)” means any share option plan(s) and/or share incentive plan(s) of the Company in force from time to time and/or share option agreement(s) entered into by the Company from time to time which, in each case, are either in place at the Date of Adoption or are otherwise adopted or approved by the Company with the approval of the Board (including by at least one Investor Director), in each case as amended by the Company, with approval of the Board including the consent of at least one Investor Director;

“Shareholder” means any holder of any Shares (but excludes the Company, to the extent it holds Treasury Shares);

“Shareholders’ Agreement” means the amended and restated shareholders’ agreement dated on or around the Date of Adoption between the Company, the Existing Shareholders and the Investors, as amended or replaced from time to time;

“Shareholders Entitled” has the meaning set out in Article 71.1.2;

“Shares” means the Ordinary Shares, the Series A Preference Shares, the Series B Preference Shares, the Series C Preference Shares, the Series C1 Preference shares, the Series D Preference Shares, the Junior Series C Preference Shares and any other class of shares in the capital of the Company from time to time;

“Share Sale” means the sale of any of the shares in the capital of the Company (in one transaction or as a series of transactions), or a merger, reorganisation or scheme of arrangement concerning the Shares, that will (in each case) result in the purchaser of those shares and persons Acting in Concert with him together acquiring a Controlling Interest in the Company, but excluding a sale of shares that effects a Holding Company Reorganisation;

“SoftBank” means SVF II Excel (DE) LLC;

“special resolution” has the meaning given in section 283 of the Act;

“Specified Price” has the meaning set out in Article 24.7.1;

“Starting Price” means:

(a)	in respect of the Series D2 Preference Shares and the Series D3 Preference Shares, the Issue Price of such Series D2 Preference Shares or Series D3 Preference Shares (as the case may be);

(b)	in respect of the Series D1 Preference Shares, $3,502.17;

(c)	in respect of the Series C1 Preference Shares, $1,751.0851;

(d)	in respect of the Series C Preference Shares, $1,047.19;

(e)	in respect of the Series B Preference Shares, £635.91; and

(f)	in respect of the Series A Preference Shares, £434.78,

in each case if applicable, adjusted as referred to in Article 11.6 and provided that the “Starting Price” of any Anti-Dilution Shares shall be the Issue Price of such Anti-Dilution Shares;

“Subscribers” has the meaning set out in Article 17.2;

“Subscription Period” has the meaning set out in Article 17.2.1;

“Subsidiary”, “Subsidiary Undertaking” and “Parent Undertaking” have the respective meanings set out in sections 1159 and 1162 of the Act;

“Supplemental Consideration” has the meaning set out in Article 24.7.1.2;

“Surplus Assets” means the surplus assets of the Company remaining after the payment (or other satisfaction) of all of its outstanding liabilities;

“Taxing Authority” means HMRC and any other governmental, state, federal, provincial, local governmental or municipal authority, body or official whether of the United Kingdom or elsewhere in the world, which is competent to impose or collect taxation;

“Termination Date” means the date on which the Employee concerned ceases to be an Employee (and does not otherwise continue to be an Employee);

“Transfer Notice” shall have the meaning given in Article 20.2,

“Transfer Price” shall have the meaning given in Article 20.2.4;

“Transmittee” means a person entitled to a Share by reason of the death or Bankruptcy of a Shareholder or otherwise by operation of law;

“Treasury Shares” means shares in the capital of the Company held by the Company as treasury shares from time to time within the meaning set out in section 724(5) of the Act; and

“Trustees” in relation to a Shareholder means the trustee or the trustees of a Family Trust; and “writing” means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise.

Unless the context otherwise requires, other words or expressions contained in these Articles bear the same meaning as in the Act as in force on the date when these Articles become binding on the Company.

3.	LIABILITY OF MEMBERS

The liability of the members is limited to the amount, if any, unpaid on the shares held by them.

4.	SHARE CAPITAL

4.1	In these Articles, unless the context requires otherwise, references to shares of a particular class shall include shares allotted and/or issued after the Date of Adoption and ranking pari passu in all respects (or in all respects except only as to the date from which those shares rank for dividend) with the shares of the relevant class then in issue.

4.2	Except as otherwise provided in these Articles:

4.2.1	the Preference Shares and the Ordinary Shares shall rank pari passu in all respects but shall constitute separate classes of shares;

4.2.2	the Series C Preference Shares and the Series C1 Preference Shares shall rank pari passu in all respects except as otherwise provided in these Articles but shall constitute separate classes of shares; and

4.2.3	the Series D Preference Shares shall rank pari passu in all respects except as otherwise provided in these Articles but shall constitute separate classes of shares.

4.3	Subject to Investor Majority Consent, the Company may purchase its own Shares with cash to the extent permitted by section 692(1ZA) of the Act.

4.4	For the avoidance of doubt, the Company shall not exercise any right in respect of any Treasury Shares, including without limitation any right to:

4.4.1	receive notice of or to attend or vote at any general meeting of the Company;

4.4.2	receive or vote on any proposed written resolution; and

4.4.3	receive a dividend or other distribution; save as otherwise permitted by section 726(4) of the Act.

5.	DIVIDENDS

5.1	In respect of any Financial Year, the Company’s Available Profits will be applied as set out in this Article 5.

5.2	Any Available Profits which the Company may determine to distribute in respect of any Financial Year, will be distributed among the holders of the Shares (pari passu as if the Shares constituted one class of share) pro rata to their respective holdings of Shares.

5.3	Subject to the Act and these Articles, the Board may pay interim dividends if justified by the Available Profits in respect of the relevant period.

5.4	All dividends are expressed net and shall be paid in cash save where Article 7.6 applies.

5.5	If there are nil paid or partly paid share(s), any holder of such share(s) shall only be entitled, in case of any declared dividend, to be paid an amount equal to the amount of the declared dividend multiplied by the percentage of the amount that is paid up (if any) on such share(s) during any portion or portions of the period in respect of which a declared dividend is paid.

5.6	A capitalised sum which was appropriated from profits available for distribution may be applied in or towards paying up any sums unpaid on existing Shares held by the persons entitled to such capitalised sum.

5.7	If:

5.7.1	a Share is subject to the Company’s Lien; and

5.7.2	the Directors are entitled to issue a Lien Enforcement Notice in respect of it;

they may, instead of issuing a Lien Enforcement Notice, deduct from any dividend or other sum payable in respect of the Share any sum of money which is payable to the Company by the holder of that Share to the extent that they are entitled to require payment under a Lien Enforcement Notice. Money so deducted shall be used to pay any of the sums payable in respect of that Share and/or used to discharge any other indebtedness owing from the holder of that Share to the Company (as the Board may decide). The Company shall notify the Distribution Recipient in writing of:

5.7.2.1	the fact and sum of any such deduction;

5.7.2.2	any non-payment of a dividend or other sum payable in respect of a Share resulting from any such deduction; and

5.7.2.3	how the money deducted has been applied.

5.8	The Company will procure that the profits of any other Group Company available for distribution will be paid by way of dividend to the Company (or, as the case may be, the relevant Group Company that is its immediate holding company or Parent Undertaking) if and to the extent that dividends are necessary to permit lawful and prompt payment by the Company of any dividend.

6.	LIQUIDATION PREFERENCE

6.1	On a distribution of assets on a liquidation or a return of capital (other than a conversion, redemption or purchase of Shares), the Surplus Assets shall be applied (to the extent that the Company is lawfully permitted to do so):

6.1.1	first in paying to each of the Series D Preference Shareholders, in priority to any other classes of Share, an amount per Series D Preference Share held equal to the Preference Amount of each such Series D Preference Share together with a sum equal to any Arrears on each such Series D Preference Share (provided that if there are insufficient Surplus Assets to pay the full amounts so due in respect of all Series D Preference Shares taken together, the Surplus Assets shall be distributed to the Series D Preference Shareholders pro rata (as if the Series D Preference Shares constitute one class of share) to their full entitlements under this Article 6.1.1 and no distributions shall be made pursuant to Articles 6.1.2, 6.1.3, 6.1.4, 6.1.5 or 6.1.6)

6.1.2	second in paying to each of the Series C Preference Shareholders and the Series C1 Preference Shareholders, in priority to any other classes of Share other than the Series D Preference Shares, an amount per Series C Preference Share or Series C1 Preference Share held equal to the Preference Amount of each such Series C Preference Share or Series C1 Preference Share together with a sum equal to any Arrears on each such Series C Preference Share or Series C1 Preference Share (provided that if there are insufficient Surplus Assets to pay the full amounts so due in respect of all Series C Preference Shares and Series C1 Preference Shares taken together, the Surplus Assets shall be distributed to the Series C Preference Shareholders and Series C1 Preference Shareholders pro rata (as if the Series C Preference Shares and the Series C1 Preference Shares constitutes one class of shares) to their full entitlements under this Article 6.1.2 and no distributions shall be made pursuant to Articles 6.1.3, 6.1.4, 6.1.5 or 6.1.6);

6.1.3	third in paying to each of the Series B Preference Shareholders, after the Series D Preference Shares, the Series C Preference Shares and Series C1 Preference Shares but in priority to any other classes of Shares, an amount per Series B Preference Share held equal to the Preference Amount of each such Series B Preference Share together with a sum equal to any Arrears on each such Series B Preference Share (provided that if there are insufficient Surplus Assets to pay the full amounts so due in respect of all Series B Preference Shares, the Surplus Assets shall be distributed to the Series B Preference Shareholders pro rata to their full entitlements under this Article 6.1.3 and no distributions shall be made pursuant to Articles 6.1.4, 6.1.5 or 6.1.6);

6.1.4	fourth in paying to each of the Series A Preference Shareholders, after the Series D Preference Shares, the Series C Preference Shares, the Series C1 Preference Shares and the Series B Preference Shares but in priority to any other classes of Shares, an amount per Series A Preference Share held equal to the Preference Amount of each such Series A Preference Share together with a sum equal to any Arrears on each such Series A Preference Share (provided that if there are insufficient Surplus Assets to pay the full amounts so due in respect of all Series A Preference Shares, the Surplus Assets shall be distributed to the Series A Preference Shareholders pro rata to their full entitlements under this Article 6.1.4 and no distribution shall be made pursuant to Articles 6.1.5 or 6.1.6);

6.1.5	fifth in paying to each of the Junior Series C Preference Shareholders, after the Series D Preference Shares, the Series C Preference Shares, the Series C1 Preference Shares, the Series B Preference Shares and the Series A Preference Shares but in priority to any other classes of Shares, an amount per Junior Series C Preference Share held equal to the Preference Amount of each such Junior Series C Preference Share together with a sum equal to any Arrears on each such Junior Series C Preference Share (provided that if there are insufficient Surplus Assets to pay the full amounts so due in respect of all Junior Series C Preference Shares, the Surplus Assets shall be distributed to the Junior Series C Preference Shareholders pro rata to their full entitlements under this Article 6.1.4 and no distribution shall be made pursuant to Article 6.1.6); and

6.1.6	the balance of the Surplus Assets (if any) shall be distributed among the holders of Ordinary Shares pro rata to the number of Shares held.

7.	EXIT PROVISIONS

7.1	On a Share Sale the Proceeds of Sale shall be distributed in respect of Shares included in the Share Sale in the order of priority and in the amounts set out in Article 6 (save that (i) references in Article 6 to a Share being “held” shall be construed as a reference to a Share included in the Share Sale, and (ii) references in Article 6 to “Surplus Assets” shall be construed as a reference to the Proceeds of Sale) and the Directors shall not register any transfer of Shares if the Proceeds of Sale are not so distributed save in respect of any Shares not sold or otherwise disposed of in connection with that Share Sale provided that if the Proceeds of Sale are not settled in their entirety upon completion of the Share Sale:

7.1.1	the Directors shall not be prohibited from registering the transfer of the relevant Shares so long as the Proceeds of Sale that are settled have been distributed in the order of priority set out in Article 6; and

7.1.2	the Shareholders shall take any action required by an Investor Majority to ensure that the Proceeds of Sale in their entirety are distributed in order of the priority set out in Article 6,

provided that for the purposes of this Article, in the event that a Share Sale is effected other than by way of transfer of Shares (whether by way of merger, reorganisation or scheme of arrangement or otherwise), the term ‘transfer’ shall be deemed to include reference to any Shareholder thereby ceasing to be interested in shares in the Company (or any surviving or successor entity thereto) (whether by way of cancellation or otherwise).

7.2	In the event that the Surplus Assets or Proceeds of Sale are distributed on more than one occasion (due to the payment of any Delayed Consideration or otherwise), the consideration so distributed on any further occasion shall be paid by continuing the distribution from the previous distribution of consideration in the order of priority set out in Article 6.

7.3	As soon as practicable after the receipt of consideration payable to the Company in respect of an Asset Sale the Surplus Assets shall be distributed (to the extent that the Company is lawfully permitted to do so) in the order of priority and in the amounts set out in Article 6 provided always that if it is not lawful for the Company to distribute its Surplus Assets in accordance with the provisions of these Articles, the Company and the Shareholders shall take any action(s) as required by an Investor Majority (including, but without prejudice to the generality of this Article 7.3, actions that may be necessary to put the Company into voluntary liquidation) in order that such Surplus Assets may be lawfully so distributed. For the purposes of effecting such distribution, the Directors shall have authority to procure the liquidation of the Company or to distribute the Surplus Assets to the Shareholders by way of a dividend or otherwise.

7.4	If the Surplus Assets or the Proceeds of Sale include any non-cash consideration (the “Non-Cash Consideration”) then, for the purposes of Article 6.1 such Non-Cash Consideration shall be deemed to have a cash value equal to such amount as the Accountants (acting as experts and not as arbitrators) may, at the cost of the Company, determine (in their opinion) represents a reasonable estimation of the market value of such Non-Cash Consideration as at the date of such Asset Sale or Share Sale (as the case may be), taking into account such matters, facts and circumstances as the Accountants (in their sole discretion) consider reasonable. In the absence of fraud or manifest error, such determination of the Accountants shall be binding on all the Shareholders.

7.5	If the Surplus Assets or Proceeds of Sale includes any deferred and/or contingent consideration (the “Delayed Consideration”) (and after having determined the deemed value of such Delayed Consideration in accordance with Article 7.4 if such consideration is also Non-Cash Consideration), then for the purposes of Article 6.1:

7.5.1	the potential value of any Delayed Consideration shall be excluded for the purposes of calculating any initial distribution to be made in consequence of such Asset Sale or Share Sale (as the case may be) and only such of the Surplus Assets or Proceeds of Sale which are not Delayed Consideration (the “Initial Consideration”) shall then be distributed in accordance with Article 6.1 without reference to the Delayed Consideration; and

7.5.2	the Delayed Consideration and the resulting distributions shall be allocated in accordance with Article 6.1 only as and when they become available.

7.6	The Preference Amounts payable to the Preference Shareholders (in accordance with Articles 6.1.1, 6.1.2, 6.1.3, 6.1.4 or 6.1.5) shall be payable once; however, such amounts may be satisfied in any number of payments.

7.7	On an IPO:

7.7.1	any Treasury Shares shall be cancelled or transferred in accordance with these Articles prior to the IPO;

7.7.2	save where the IPO is a Qualifying IPO, the Company shall issue to each Preference Shareholder such number (if any) of Ordinary Class A Shares such that the proportion which the Shares held by that Shareholder bears to the issued Shares following the issue of such Ordinary Class A Shares (and any cancellation or transfer of Treasury Shares pursuant to Article 7.7.1) and the conversion of all Preference Shares shall be equal to the proportion that the proceeds that Shareholder would have been entitled to receive on a Share Sale on that date would bear to the valuation of the Company at that date (assuming that the valuation of the Company was equal to the Pre-New Money Valuation). The additional Ordinary Class A Shares shall be paid up by the automatic capitalisation of any amount standing to the credit of the share premium account or any other available reserve of the Company as determined by the Directors and those additional Ordinary Class A Shares shall be issued at par fully paid. The capitalisation shall be automatic and shall not require any action on the part of the Shareholders and the Directors shall allot the Ordinary Class A Shares arising on the capitalisation to the Shareholders entitled to them in accordance with this Article. If the Company is not legally permitted to carry out the capitalisation the Preference Shareholders shall be entitled to subscribe in cash at nominal value for that number of additional Ordinary Class A Shares as would otherwise have been issued pursuant to this Article 7.7.2, whereby the entitlement of the Preference Shareholders to additional Ordinary Class A Shares shall be increased so that the Preference Shareholders shall be in no worse position than if they had not so subscribed at nominal value; and

7.7.3	the Ordinary Class B Shares shall automatically convert into Ordinary Class A Shares on a one for one basis.

8.	VOTES IN GENERAL MEETING AND WRITTEN RESOLUTIONS

8.1	The Preference Shares shall confer on each holder of Preference Shares the right to receive notice of and to attend, speak and vote at all general meetings of the Company and to receive and vote on proposed written resolutions of the Company.

8.2	The Ordinary Class A Shares shall confer on each holder of Ordinary Class A Shares the right to receive notice of and to attend, speak and vote at all general meetings of the Company and to receive and vote on proposed written resolutions of the Company.

8.3	The Ordinary Class B Shares shall confer on each holder of Ordinary Class B Shares the right to receive notice of and to attend and speak but not vote at general meetings of the Company or on proposed written resolutions of the Company.

8.4	Where Shares confer a right to vote, on a show of hands each holder of such shares who (being an individual) is present in person or by proxy or (being a corporation) is present by a duly authorised representative or by proxy shall have one vote and on a poll each such holder so present shall, subject to Article 8.6, have one vote for each Share held by him.

8.5	No voting rights attached to a share which is nil paid or partly paid may be exercised:

8.5.1	at any general meeting, at any adjournment of it or at any poll called at or in relation to it; or

8.5.2	on any proposed written resolution,

unless all of the amounts payable to the Company in respect of that share have been paid.

8.6	For the purposes of voting on any special resolution of the Company (other than a special resolution effecting a waiver or amendment of the rights of any Shareholder pursuant to Article 17), any holder of Ordinary Class A Shares that holds at least 25% of the total number of Shares that confer a right to vote (a “Relevant Holder”) shall only have such number of votes as is equal to the lower of: (i) 24.99% of the total votes available to be cast on such special resolution (whether exercisable at any general meeting of the Company or by way of written resolution); and (ii) the total votes that would otherwise have been available to such holder of Ordinary Class A Shares pursuant to Article 8.4. If (i) applies, each other Shareholder’s voting rights in respect of the relevant special resolution shall be adjusted upwards, pro rata to the number of Shares that confer voting rights held by such Shareholders, to reflect the reduction in the voting rights of the Relevant Holder.

9.	CONSOLIDATION OF SHARES

Whenever as a result of a consolidation of Shares any Shareholders would become entitled to fractions of a Share, the Directors may, on behalf of those Shareholders, sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company) and distribute the net proceeds of sale in due proportion among those Shareholders; and the Directors may authorise any person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

10.	CONVERSION OF PREFERENCE SHARES

10.1	Any holder of Preference Shares shall be entitled, by notice in writing to the Company, to require conversion into Ordinary Class A Shares at the Conversion Ratio of all of the fully paid Preference Shares held by them at any time and those Preference Shares shall convert automatically on the date of such notice or on satisfaction of all Conditions, as applicable, (the “Conversion Date”), provided that the holder may in such notice state that conversion of its Preference Shares into Ordinary Class A Shares is conditional upon the occurrence of one or more events (the “Conditions”).

10.2	All of the fully paid Preference Shares shall, subject to Article 7.7, automatically convert into Ordinary Class A Shares at the Conversion Ratio immediately upon the occurrence of an IPO that is undertaken with Investor Director Consent and in which (a) the gross aggregate purchase price amount in respect of Shares offered to the public at the time of the IPO (including, but not limited to, newly issued Shares) is not less than £50,000,000; and (b) the price per Share in such offering is at least 1.25 times the Starting Price of the Series D1 Preference Shares (“Qualifying IPO”).

10.3	All of the Series A Preference Shares, the Series B Preference Shares, the Series C Preference Shares, Series C1 Preference Shares, the Series D Preference Shares and the Junior Series C Preference Shares (as applicable) shall automatically convert into Ordinary Class A Shares at the Conversion Ratio immediately prior to, but conditional upon completion of, a distribution of assets on a liquidation or a return of capital (other than a conversion, redemption or purchase of Shares), a Share Sale or an Asset Sale (and the “Conversion Date” shall be construed accordingly) in the event that the holder of such Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series C1 Preference Shares, any of the Series D Preference Shares and/or Junior Series C Preference Shares would be entitled, pursuant to Article 6 and 7, to receive an amount per Ordinary Class A Share that is greater than the amount they would otherwise have been entitled to receive per Series A Preference Share, Series B Preference Share, Series C Preference Share, Series C1 Preference Share, per class of Series D Preference Share and Junior Series C Preference Share (as the case may be) pursuant to Article 6 and 7 (as the case may be). For the avoidance of doubt, a class of Preference Shares shall automatically convert into Ordinary Class A Shares pursuant to the foregoing even if another class of Preference Shares shall not automatically convert pursuant thereto.

10.4	All Preference Shares shall automatically convert into Ordinary Class A Shares at the Conversion Ratio immediately upon the election (by notice in writing to the Company) of:

10.4.1	in respect of the Series A Preference Shares, a Series A Investor Majority;

10.4.2	in respect of the Series B Preference Shares, a Series B Investor Majority;

10.4.3	in respect of the Series C Preference Shares, a Series C Investor Majority;

10.4.4	in respect of the Series C1 Preference Shares, a Series C1 Investor Majority;

10.4.5	in respect of the Series D Preference Shares, a Series D Investor Majority;

10.4.6	in respect of the Junior Series C Preference Shares, a Junior Series C Investor Majority.

10.5	Article 7.3 shall remain unaffected, i.e. Preference Shareholders shall be entitled to the rights set forth in Article 7.3 irrespective of the conversion of their Preference Shares into Ordinary Class A Shares pursuant to this Article 10.

10.6	In the case of (i) Article 10.1 and Article 10.4, not more than five Business Days after the Conversion Date or (ii) in the case of Article 10.2, at least five Business Days prior to the occurrence of the IPO, each holder of the relevant Preference Shares shall deliver the share certificate (or an indemnity for lost share certificate in a form acceptable to the Board) in respect of the Preference Shares being converted to the Company at its registered office for the time being.

10.7	Where conversion is mandatory on the occurrence of a Qualifying IPO, that conversion will be effective only immediately prior to and conditional upon such Qualifying IPO (and “Conversion Date” shall be construed accordingly) and, if such Qualifying IPO does not become effective or does not take place, such conversion shall be deemed not to have occurred. In the event of a conversion under Article 10.1, if the Conditions have not been satisfied or waived by the relevant holder by the Conversion Date such conversion shall be deemed not to have occurred.

10.8	On the Conversion Date, the relevant Preference Shares shall convert without further authority than is contained in these Articles into such number of fully paid Ordinary Class A Shares on the basis of one Ordinary Class A Share for each Preference Share (the “Conversion Ratio”) and the Ordinary Class A Shares resulting from that conversion shall in all other respects rank pari passu with the existing issued Ordinary Class A Shares.

10.9	The Company shall on the Conversion Date enter the holder of the converted Preference Shares on the register of members of the Company as the holder of the appropriate number of Ordinary Class A Shares and, subject to the relevant holder delivering its certificate(s) (or an indemnity for lost share certificate in a form acceptable to the Board) in respect of the Preference Shares in accordance with this Article, the Company shall within 10 Business Days of the Conversion Date forward to such holder of Preference Shares by post to his address shown in the register of members, free of charge, a definitive certificate for the appropriate number of fully paid Ordinary Class A Shares.

10.10	On the Conversion Date (or as soon afterwards as it is possible to calculate the amount payable), the Company will, if it has sufficient Available Profits, pay to holders of the Preference Shares falling to be converted a dividend equal to all Arrears in relation to those Preference Shares. If the Company has insufficient Available Profits to pay all such Arrears in full then it will pay the same to the extent that it is lawfully able to do so and any Arrears that remain outstanding shall continue to be a debt due from and immediately payable by the Company on those Ordinary Class A Shares into which such Preference Shares are so converted and on which such Arrears remain unpaid.

10.11	The Conversion Ratio shall from time to time be adjusted in accordance with the provisions of this Article:

10.11.1	if any Preference Shares remain capable of being converted into Ordinary Class A Shares and there is a consolidation and/or sub-division of Ordinary Class A Shares, the applicable Conversion Ratio shall be adjusted by an amount, which in the opinion of the Board (with Investor Director Consent) is fair and reasonable, to maintain the right to convert so as to ensure that each Preference Shareholder is in no better or worse position as a result of such consolidation or sub-division, such adjustment to become effective immediately after such consolidation or sub-division;

10.11.2	if any Preference Shares remain capable of being converted into Ordinary Class A Shares, on an allotment of fully-paid Ordinary Class A Shares pursuant to a capitalisation of profits or reserves to holders of Ordinary Class A Shares the Conversion Ratio shall be adjusted by an amount, which in the opinion of the Board (with Investor Director Consent) is fair and reasonable, to maintain the right to convert so as to ensure that each Preference Shareholder is in no better or worse position as a result of such capitalisation of profits or reserves, such adjustment to become effective as at the record date for such issue.

10.12	If any Preference Shareholder becomes entitled to fractions of an Ordinary Share as a result of conversion (the “Fractional Holders”), the Directors may (in their absolute discretion) deal with these fractions as they think fit on behalf of the Fractional Holders. In particular, the Directors may aggregate and sell the fractions to a person for the best price reasonably obtainable and distribute the net proceeds of sale in due proportions among the Fractional Holders or may ignore fractions or accrue the benefit of such fractions to the Company rather than the Fractional Holders. For the purposes of completing any such sale of fractions, the director nominated by the Board or, failing him, the secretary will be deemed to have been appointed the Fractional Holders’ agent for the purpose of the sale.

10.13	If a doubt or dispute arises concerning an adjustment of the Conversion Ratio in accordance with Article 10.11, or if so requested by a Preference Shareholder, the Board shall refer the matter to the Accountants (acting as experts and not arbitrators) for determination who shall make available to all Shareholders their report and whose certificate as to the amount of the adjustment is, in the absence of manifest error, conclusive and binding on all concerned and their costs shall be met by the Company.

11.	ANTI-DILUTION PROTECTION

11.1	If New Securities are issued by the Company, at a price per New Security which equates to the Starting Price or more then the provisions of this Article 11 will not apply to such issue of New Securities.

11.2	If New Securities are issued by the Company at a price per New Security which equates to less than the applicable Starting Price (a “Qualifying Issue”) (which in the event that the New Security is not issued for cash shall be a price certified by the Accountants (acting as experts and not as arbitrators) as being in their opinion the current cash value of the non-cash consideration for the allotment of the New Security) then the Company shall unless a Series A Investor Majority, a Series B Investor Majority, a Series C Investor Majority, a Series C1 Investor Majority, a Series D Investor Majority and/or a Junior Series C Investor Majority in respect of the Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series C1 Preference Shares, Series D Preference Shares (of the appropriate class(es)) and/or Junior Series C Preference Shares respectively shall have specifically waived its rights, offer (such offer, unless waived, to remain open for at least 15 Business Days) to each holder of Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series C1 Preference Shares, Series D Preference Shares (of the appropriate class(es)) and/or Junior Series C Preference Shares, as applicable (the “Exercising Investor”) the right to receive a number of new Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series C1 Preference Shares, Series D Preference Shares (of the appropriate class(es)) or Junior Series C Preference Shares, as the case may be, determined by applying the following formula (and rounding the product, N, down to the nearest whole share), subject to adjustment as certified in accordance with Article 11.6 (the “Anti-Dilution Shares”):

Where:

N=	Number of Anti-Dilution Shares to be issued to the Exercising Investor

SIP =	applicable Starting Price

ESC =	the number of Shares in issue plus the aggregate number of shares in respect of which options to subscribe have been granted, or which are subject to convertible securities (including but not limited to warrants) in each case immediately prior to the Qualifying Issue

QISP =	the lowest per share price of the New Securities issued pursuant to the Qualifying Issue (which in the event that that New Security is not issued for cash shall be the sum certified by the Accountants acting as experts and not arbitrators as being in their opinion the current cash value of the non cash consideration for the allotment of the New Security)

NS =	the number of New Securities issued pursuant to the Qualifying Issue

Z =	the number of Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series C1 Preference Shares, Series D Preference Shares (of the appropriate class(es)) or Junior Series C Preference Shares, as the case may be, held by the Exercising Investor prior to the Qualifying Issue.

11.3	The calculations in Article 11.2 shall be undertaken separately in respect of all Preference Shares with different Preference Amounts (each a “Separately Priced Subset”) and utilising the Preference Amount for that Separately Priced Subset and for the avoidance of doubt, no account shall be taken in each such calculation of any issue of Anti-Dilution Shares in respect of any other Separately Priced Subset in respect of the same Qualifying Issue, as the case may be.

11.4	If an issue of New Securities constitutes a Qualifying Issue that requires the Company to issue new Series A Preference Shares and/or Series B Preference Shares and/or Series C Preference Shares and/or Series C1 Preference Shares and/or any class of Series D Preference Shares and/or Junior Series C Preference Shares pursuant to Article 11.2 then, in respect of such relevant issues, the Company shall:

11.4.1	first, apply the provisions of Article 11.2 to calculate the number of Anti-Dilution Shares required to be issued to Series A Preference Shareholders, provided that for the purpose of such calculation, “NS” and “ESC” in Article 11.2 shall not include any of the Anti-Dilution Shares required to be issued to Series B Preference Shareholders, Series C Preference Shareholders, Series C1 Preference Shares, Junior Series C Preference Shareholders and/or any class of Series D Preference Shareholder respectively (as the case may be);

11.4.2	second, apply the provisions of Article 11.2 to calculate the number of Anti-Dilution Shares required to be issued to Series B Preference Shareholders, provided that for the purpose of such calculation, “NS” and “ESC” in Article 11.2 shall not include any of the Anti-Dilution Shares required to be issued to Series A Preference Shareholders, Series C Preference Shareholders, Series C1 Preference Shares, Junior Series C Preference Shareholders and/or any class of Series D Preference Shareholder respectively (as the case may be);

11.4.3	third, apply the provisions of Article 11.2 to calculate the number of Anti-Dilution Shares required to be issued to Series C Preference Shareholders, provided that for the purpose of such calculation, “NS” and “ESC” in Article 11.2 shall not include any of the Anti-Dilution Shares required to be issued to Series A Preference Shareholders, Series B Preference Shareholders, Series C1 Preference Shares, Junior Series C Preference Shareholders and/or any class of Series D Preference Shareholder respectively (as the case may be); and

11.4.4	fourth, apply the provisions of Article 11.2 to calculate the number of Anti-Dilution Shares required to be issued to Series C1 Preference Shareholders, provided that for the purpose of such calculation, “NS” and “ESC” in Article 11.2 shall not include any of the Anti-Dilution Shares required to be issued to Series A Preference Shareholders, Series B Preference Shareholders, Series C Preference Shares, Junior Series C Preference Shareholders and/or any class of Series D Preference Shareholder respectively (as the case may be);

11.4.5	fifth, apply the provisions of Article 11.2 to calculate the number of Anti-Dilution Shares required to be issued to Junior Series C Preference Shareholders, provided that for the purpose of such calculation, “NS” and “ESC” in Article 11.2 shall not include any of the Anti-Dilution Shares required to be issued to Series A Preference Shareholders, Series B Preference Shareholders, Series C1 Preference Shareholders, Series C Preference Shareholders and/or any class of Series D Preference Shareholder respectively (as the case may be); and

11.4.6	sixth, apply the provisions of Article 11.2 to calculate the number of Anti-Dilution Shares required to be issued to each class of Series D Preference Shareholders, provided that for the purpose of such calculation (i) this Article 11.4.6 shall be applied separately for each class of Series D Preference Share and (ii) “NS” and “ESC” in Article 11.2 shall not include any of the Anti-Dilution Shares required to be issued to Series A Preference Shareholders, Series B Preference Shareholders, Series C1 Preference Shareholders, Series C Preference Shareholders and the other classes of Series D Preference Shareholder, respectively (as the case may be).

11.5	The Anti-Dilution Shares shall:

11.5.1	be paid up by the automatic capitalisation of available reserves of the Company, unless and to the extent that the same shall be impossible or unlawful or a majority of the Exercising Investors shall agree otherwise, in which event the Exercising Investors shall be entitled to subscribe for the Anti-Dilution Shares in cash at par (being the par value approved in advance by the Board with Investor Director Consent) and the entitlement of such Exercising Investors to Anti-Dilution Shares shall be increased by adjustment to the formula set out in Article 11.2 so that the Exercising Investors shall be in no worse position than if they had not so subscribed at par. In the event of any dispute between the Company and any Exercising Investor as to the effect of Articles 11.2, 11.3 or 11.4 or this Article 11.5 , the matter shall be referred (at the cost of the Company) to the Accountants (acting as experts and not as arbitrators) for certification of the number of Anti-Dilution Shares to be issued. The Accountants’ certification of the matter shall in the absence of manifest error be final and binding on the Company and the Exercising Investor; and

11.5.2	subject to the payment of any cash payable pursuant to Article 11.5.1 (if applicable), be issued, credited as fully paid up in cash and shall rank pari passu in all respects with the relevant class of existing Preference Shares, within five Business Days of the expiry of the offer being made by the Company to the Exercising Investor and pursuant to Article 11.5.1.

11.6	In the event of any Bonus Issue or Reorganisation, the Starting Price shall also be subject to adjustment on such basis as may be agreed by the Board and the Exercising Investor within 10 Business Days after any Bonus Issue or Reorganisation. If the Company and the Exercising Investor cannot agree such adjustment within such period, the question shall be referred to the Accountants (acting as experts and not arbitrators) who shall determine whether it is fair and reasonable to adjust the Starting Price and, if so determined, the Starting Price shall be adjusted in such manner as is determined by the Accountants (acting as experts and not arbitrators) to be fair and reasonable, and whose determination shall, in the absence of manifest error, be final and binding on the Company and each of the Shareholders. The costs of the Accountants shall be borne by the Company.

11.7	For the purposes of this Article 11 any Shares held as Treasury Shares or reserved as part of the Share Option Plans by the Company shall be disregarded when calculating the number of Anti-Dilution Shares to be issued.

12.	POWERS TO ISSUE DIFFERENT CLASSES OF SHARES

12.1	Subject to the Articles, but without prejudice to the rights attached to any existing share, the Company may issue shares with such rights or restrictions as may be determined by ordinary resolution.

12.2	The Company may issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder.

13.	COMPANY NOT BOUND BY LESS THAN ABSOLUTE INTERESTS

Except as required by law, no person is to be recognised by the Company as holding any share upon any trust, and except as otherwise required by law or the Articles, the Company is not in any way to be bound by or recognise any interest in a share other than the holder’s absolute ownership of it and all the rights attaching to it.

14.	SHARE CERTIFICATES

14.1	The Company must issue each Shareholder, free of charge, with one or more share certificates in respect of the shares which that Shareholder holds.

14.2	Every share certificate must specify:

14.2.1	in respect of how many shares, of what class, it is issued;

14.2.2	the nominal value of those shares;

14.2.3	the amount paid up on them; and

14.2.4	any distinguishing numbers assigned to them.

14.3	No share certificate may be issued in respect of shares of more than one class.

14.4	If more than one person holds a share, only one share certificate may be issued in respect of it.

14.5	Certificates can be executed using electronic signature and must be executed in accordance with the Companies Act.

15.	REPLACEMENT SHARE CERTIFICATES

15.1	If a share certificate issued in respect of a Shareholder’s shares is:

15.1.1	damaged or defaced; or

15.1.2	said to be lost, stolen or destroyed, that Shareholder is entitled to be issued with a replacement share certificate in respect of the same shares.

15.2	A Shareholder exercising the right to be issued with such a replacement share certificate:

15.2.1	may at the same time exercise the right to be issued with a single share certificate or separate certificates;

15.2.2	must return the share certificate which is to be replaced to the Company if it is damaged or defaced; and

15.2.3	must comply with such conditions as to evidence, indemnity and the payment of the expenses reasonably incurred by the Company in investigating evidence as the Directors may determine.

16.	VARIATION OF RIGHTS

16.1	Whenever the share capital of the Company is divided into different classes of shares, the special rights attached to any such class may only be varied or abrogated (either whilst the Company is a going concern or during or in contemplation of a winding-up) with the consent in writing of the holders of more than 66 2/3% in nominal value of the issued shares of that class, provided that for the purposes of this Article 16, the Preference Shares shall be treated as one class of share, except in respect of a proposal to vary or abrogate special rights that do not attach to all of the Preference Shares, in which case, the Preference Shares to which such special rights are attached shall be treated as a separate class of share to the other Preference Shares.

16.2	The creation of a new class of shares which has preferential rights to one or more existing classes of shares shall not, of itself, constitute a variation of the rights of those existing classes of shares.

17.	ALLOTMENT OF NEW SHARES OR OTHER SECURITIES/PRE-EMPTION

17.1	Sections 561(1) and 562(1) to (5) (inclusive) of the Act do not apply to an allotment of Equity Securities made by the Company.

17.2	Unless otherwise agreed by special resolution and an Investor Majority (subject to the below), if the Company proposes to allot any New Securities (a “New Issue”) those New Securities shall not be allotted to any person unless the Company has in the first instance offered them to Shareholders holding at least 5% of the Company’s issued share capital (the “Subscribers”) on the same terms and at the same price as those New Securities are being offered to other persons on a pari passu and pro rata basis to the number of Shares held by those holders (as nearly as may be without involving fractions). For the purposes of this Article 17, a Subscriber’s “pro rata” share shall be determined by the quotient of a respective holder’s number of owned Shares (on an As Converted Basis) as the numerator, over the total number of all Shares held between all Subscribers (on an As Converted Basis) as the denominator. The offer:

17.2.1	shall be in writing, be open for acceptance from the date of the offer to the date 15 Business Days after the date of the offer (inclusive) (the “Subscription Period”) and give details of the number and subscription price of the New Securities; and

17.2.2	shall stipulate that any Subscriber who wishes to subscribe for a number of New Securities in excess of the proportion to which each is entitled shall in their acceptance state the number of excess New Securities for which they wish to subscribe.

Following the dis-application by an Investor Majority of the pre-emptive rights provided for under this Article 17.2 in respect of a New Issue, and prior to the allotment of any New Securities in relation to the New Issue, the Company shall notify all of the Investors, in writing, of the proposed New Issue. Any Investor that notifies the Company in writing within five business days of receipt of such notice that it wishes to exercise its pre-emptive rights in relation to such New Issue shall be entitled to do so, and the dis-application of the pre-emptive rights in relation to such New Issue by an Investor Majority shall not deprive such Investor of such pre-emptive rights.

17.3	If, at the end of the Subscription Period, the number of New Securities applied for is equal to or exceeds the number of New Securities, the New Securities shall be allotted to the Subscribers who have applied for New Securities on a pro rata basis to the number of Shares held by such Subscribers. This procedure shall be repeated until all New Securities have been allotted (as nearly as may be without involving fractions or increasing the number allotted to any Subscriber beyond that applied for by him).

17.4	If, at the end of the Subscription Period, the number of New Securities applied for is less than the number of New Securities which have been offered pursuant to Article 17.2, the New Securities shall be allotted to the Subscribers in accordance with their applications and any remaining New Securities shall be offered firstly to the other participating Subscribers holding Preference Shares (on a “pro rata” basis, which shall be determined by the quotient of a respective holder’s number of owned Preference Shares as the numerator, over the total number of all Preference Shares held between all such participating Subscribers), then secondly to any other person as the Directors may determine at the same price and on the same terms as the offer to the Subscribers.

17.5	Subject to the requirements of Articles 17.2 to 17.4 (inclusive) and to the provisions of section 551 of the Act, any New Securities shall be at the disposal of the Board who may allot, grant options over or otherwise dispose of them to any persons at those times and generally on the terms and conditions they think proper, provided that the allotment or grant to that person must be approved in writing by an Investor Majority.

17.6	The provisions of Articles 17.2 to 17.5 (inclusive) shall not apply to:

17.6.1	options or other rights to subscribe for Ordinary Shares under the Share Option Plan and the issue of such Ordinary Shares upon exercise or settlement in accordance with the terms of such Share Option Plan;

17.6.2	Ordinary Shares issued or issuable to Employees pursuant to any Share Option Plan;

17.6.3	New Securities issued pursuant to the Share Exchange Agreement;

17.6.4	New Securities issued to SoftBank pursuant to the Equity Facility;

17.6.5	New Securities issued or granted in order for the Company to comply with its obligations under these Articles including, but not limited to, the Anti-Dilution Shares; and shares issued or granted in accordance with Articles 7.7.2 and 11;

17.6.6	New Securities issued in consideration of the acquisition by the Company of any company or business which has been approved by the Board with Investor Director Consent; and

17.6.7	New Securities issued as a result of a bonus issue of shares which has been approved by the Board with Investor Director Consent or pursuant to Article 11.

17.7	Any New Securities offered under this Article 17 to an Investor may be accepted in full or part also by a Member of the same Group or Member of the same Fund Group as that Investor in accordance with the terms of this Article 17.

17.8	No Shares shall be allotted (nor any Treasury Shares be transferred) to any Employee, Director, prospective employee or prospective director of the Company, who in the opinion of the Board is subject to taxation in the United Kingdom, unless such person has entered into a joint section 431 ITEPA election with the Company if so required by the Company.

18.	TRANSFERS OF SHARES - GENERAL

18.1	In Articles 18 to 26 inclusive, reference to the transfer of a Share includes the transfer or assignation of a beneficial or other interest in that Share or the creation of a trust or Encumbrance over that Share and reference to a Share includes a beneficial or other interest in a Share.

18.2	Shares may be transferred by means of an instrument of transfer in any usual form or any other form approved by the Directors, which is executed by or on behalf of the transferor.

18.3	No fee may be charged for registering any instrument of transfer or other document relating to or affecting the title to any Share.

18.4	The Company may retain any instrument of transfer which is registered.

18.5	The transferor remains the holder of a Share until the transferee’s name is entered in the register of members as holder of it.

18.6	No Share may be transferred unless the transfer is made in accordance with these Articles.

18.7	If a Shareholder transfers or purports to transfer a Share otherwise than in accordance with these Articles he will be deemed immediately to have served a Transfer Notice in respect of all Shares held by him.

18.8	Any transfer of a Share by way of sale which is required to be made under Articles 20 to 26 (inclusive) will be deemed to include a warranty that the transferor sells the full beneficial and legal title to the shares free from all Encumbrances.

18.9	Unless express provision is made in these Articles to the contrary, no Ordinary Class B Shares shall be transferred without the approval of the Board.

18.10	The Directors may refuse to register a transfer if:

18.10.1	it is a transfer of a Share to a bankrupt, a minor or a person of unsound mind;

18.10.2	the transfer is to an Employee, Director or prospective employee or prospective director of the Company, who in the opinion of the Board is subject to taxation in the United Kingdom; and such person has not entered into a joint section 431 ITEPA election with the Company;

18.10.3	it is a transfer of a Share which is not fully paid:

18.10.3.1	to a person of whom the Directors do not approve; or

18.10.3.2	on which Share the Company has a lien;

18.10.4	the transfer is not lodged at the registered office or at such other place as the Directors may appoint;

18.10.5	the transfer is not accompanied by the share certificate for the Shares to which it relates (or an indemnity for lost share certificate in a form acceptable to the Board) and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer;

18.10.6	the transfer is in favour of more than four transferees; or

18.10.7	these Articles otherwise provide that such transfer shall not be registered.

If the Directors refuse to register a transfer, the instrument of transfer must be returned to the transferee with the notice of refusal unless they suspect that the proposed transfer may be fraudulent.

18.11	The Directors may, as a condition to the registration of any transfer of Shares (whether pursuant to a Permitted Transfer or otherwise), require the transferee to execute and deliver to the Company a deed agreeing to be bound by the terms of any shareholders’ agreement or similar document in force between some or all of the Shareholders and the Company in any form as the Board with Investor Director Consent may reasonably require (but not so as to oblige the transferee to have any obligations or liabilities greater than those of the proposed transferor under any such agreement or other document) and if any condition is imposed in accordance with this Article 18.11 the transfer may not be registered unless that deed has been executed and delivered to the Company’s registered office by the transferee.

18.12	To enable the Directors to determine whether or not there has been any disposal of Shares (or any interest in Shares) in breach of these Articles the Directors may require any holder or the legal personal representatives of any deceased holder or any person named as transferee in any transfer lodged for registration or any other person who the Directors may reasonably believe to have information relevant to that purpose, to furnish to the Company that information and evidence the Directors may request regarding any matter which they deem relevant to that purpose, including (but not limited to) the names, addresses and interests of all persons respectively having interests in the Shares from time to time registered in the holder’s name. If the information or evidence is not provided to enable the Directors to determine to their reasonable satisfaction that no breach has occurred, or where as a result of the information and evidence the Directors are reasonably satisfied that a breach has occurred, the Directors shall immediately notify the holder of such Shares in writing of that fact and the following shall occur:

18.12.1	the relevant Shares shall cease to confer upon the holder of them (including any proxy appointed by the holder) any rights to vote (whether on a show of hands or on a poll and whether exercisable at a general meeting or on a written resolution of the Company or at any separate meeting or written resolution of the class in question) provided that, at the election of the relevant Investor, such rights shall not cease if as a result of such cessation the Company shall become a Subsidiary of an Investor;

18.12.2	the withholding of payment of all dividends or other distributions otherwise attaching to the relevant Shares or to any further Shares issued in respect of those Shares; and

18.12.3	the holder may be required at any time following receipt of the notice to transfer some or all of its Shares to any person(s) at the price that the Directors may require by notice in writing to that holder.

18.13	The rights referred to in Articles 18.12.1 and 18.12.2 above may be reinstated by the Board subject to Investor Director Consent and shall in any event be reinstated upon the completion of any transfer referred to in Article 18.12.3 above.

18.14	In any case where the Board requires a Transfer Notice to be given in respect of any Shares, if a Transfer Notice is not duly given within a period of 10 Business Days of demand being made, a Transfer Notice shall be deemed to have been given at the expiration of that period.

18.15	If a Transfer Notice is required to be given by the Board or is deemed to have been given under these Articles, the Transfer Notice, unless otherwise specified in the Articles, will be treated as having specified that:

18.15.1	the Transfer Price for the Sale Shares will be as agreed between the Board (including Investor Director Consent) (any director who is a Seller or with whom the Seller is connected (within the meaning of section 252 of the Act) not voting) and the Seller, or, failing agreement within five Business Days after the date on which the Board becomes aware that a Transfer Notice has been deemed to have been given, will be the Fair Value of the Sale Shares;

18.15.2	it does not include a Minimum Transfer Condition (as defined in Article 20.2.4); and

18.15.3	the Seller wishes to transfer all of the Shares held by it.

18.16	Shares may be transferred by means of an instrument of transfer in any usual form or any other form approved by the Directors, which is executed by or on behalf of:

18.16.1	the transferor; and

18.16.2	(if any of the Shares is partly or nil paid) the transferee.

19.	PERMITTED TRANSFERS

19.1	A Shareholder (who is not a Permitted Transferee) (the “Original Shareholder”) may transfer all or any of his or its Shares to a Permitted Transferee without restriction as to price or otherwise.

19.2	Shares previously transferred as permitted by Article 19.1 may be transferred by the transferee to any other Permitted Transferee of the Original Shareholder without restriction as to price or otherwise.

19.3	Where under the provision of a deceased Shareholder’s will or laws as to intestacy, the persons legally or beneficially entitled to any Shares, whether immediately or contingently, are Permitted Transferees of the deceased Shareholder, the legal representative of the deceased Shareholder may transfer any Share to those Permitted Transferees, in each case without restriction as to price or otherwise.

19.4	If a Permitted Transferee who was a Member of the same Group as the Original Shareholder ceases to be a Member of the same Group as the Original Shareholder, the Permitted Transferee must not later than five Business Days after the date on which the Permitted Transferee so ceases, transfer the Shares held by it to the Original Shareholder or a Member of the same Group as the Original Shareholder (which in either case is not in liquidation) without restriction as to price or otherwise failing which it will be deemed to have given a Transfer Notice in respect of those Shares.

19.5	If a Permitted Transferee who was a Member of the same Fund Group as the Original Shareholder ceases to be a Member of the same Fund Group, the Permitted Transferee must not later than five Business Days after the date on which the Permitted Transferee so ceases, transfer the Shares held by it to the Original Shareholder or a Member of the same Fund Group as the Original Shareholder (which in either case is not in liquidation) without restriction as to price or otherwise failing which it will be deemed to have given a Transfer Notice in respect of such Shares.

19.6	Trustees may:

19.6.1	transfer Shares to a Qualifying Company;

19.6.2	transfer Shares to the Original Shareholder or to another Permitted Transferee of the Original Shareholder; or

19.6.3	transfer Shares to the new or remaining trustees upon a change of Trustees without restrictions as to price or otherwise.

19.7	No transfer of Shares may be made to Trustees unless the Board is satisfied:

19.7.1	with the terms of the trust instrument and in particular with the powers of the trustees;

19.7.2	with the identity of the proposed trustees;

19.7.3	the proposed transfer will not result in 50 per cent or more of the aggregate of the Company’s equity share capital being held by trustees of that and any other trusts; and

19.7.4	that no costs incurred in connection with the setting up or administration of the Family Trust in question are to be paid by the Company.

19.8	If a Permitted Transferee who is a Qualifying Company of the Original Shareholder ceases to be a Qualifying Company of the Original Shareholder, it must within five Business Days of so ceasing, transfer the Shares held by it to the Original Shareholder (or, to any Permitted Transferee of the Original Shareholder) (and may do so without restriction as to price or otherwise) failing which it will be deemed (unless it obtains the approval of the Board (to include Investor Director Consent) to have given a Transfer Notice in respect of such Shares.

19.9	If a Permitted Transferee who is a spouse or Civil Partner of the Original Shareholder ceases to be a spouse or Civil Partner of the Original Shareholder whether by reason of divorce or otherwise he must, within 15 Business Days of so ceasing either:

19.9.1	execute and deliver to the Company a transfer of the Shares held by him to the Original Shareholder (or, to any Permitted Transferee of the Original Shareholder) for such consideration as may be agreed between them; or

19.9.2	give a Transfer Notice to the Company in accordance with Article 20.2; failing which he shall be deemed to have given a Transfer Notice in respect of such Shares.

19.10	On the death (subject to Article 19.3), Bankruptcy, liquidation, administration or administrative receivership of a Permitted Transferee (other than a joint holder) his personal representatives or trustee in Bankruptcy, or its liquidator, administrator or administrative receiver must within 20 Business Days after the date of the grant of confirmation to the estate (or equivalent in any jurisdiction outside England and Wales, the making of the Bankruptcy order or the appointment of the liquidator, administrator or the administrative receiver execute and deliver to the Company a transfer of the Shares held by the Permitted Transferee without restriction as to price or otherwise. The transfer shall be to the Original Shareholder if still living (and not bankrupt or in liquidation) or, if so directed by the Original Shareholder, to any Permitted Transferee of the Original Shareholder. If the transfer is not executed and delivered within 20 Business Days of such period or if the Original Shareholder has died or is bankrupt or is in liquidation, administration or administrative receivership, the personal representative or trustee in Bankruptcy or liquidator, administrator or administrative receiver will be deemed to have given a Transfer Notice in respect of such Shares.

19.11	A transfer of any Shares approved by the Board acting with Investor Director Consent may be made without restriction as to price or otherwise and with any such conditions as may be imposed and each such transfer shall be registered by the Directors.

19.12	Any Shares may at any time be transferred as part of a Holding Company Reorganisation.

19.13	The Company shall only be permitted to sell or transfer any Shares held as Treasury Shares to any person with Investor Director Consent.

20.	TRANSFERS OF SHARES SUBJECT TO PRE-EMPTION RIGHTS

20.1	Save where the provisions of Articles 19, 24, 25 and 26 apply, any transfer of Shares by a Shareholder shall be subject to the pre-emption rights contained in this Article 20.

20.2	A Shareholder who wishes to transfer Shares (a “Seller”) shall, except as otherwise provided in these Articles, before transferring or agreeing to transfer any Shares give notice in writing (a “Transfer Notice”) to the Company specifying:

20.2.1	the number of Shares which he wishes to transfer (the “Sale Shares”);

20.2.2	if he wishes to sell the Sale Shares to a third party, the name of the proposed transferee;

20.2.3	the price at which he wishes to transfer the Sale Shares; and

20.2.4	whether the Transfer Notice, in the event that Continuing Shareholders exercise pre-emption rights in accordance with the following provisions, is conditional on all or a specific number of the Sale Shares being sold to Shareholders (a “Minimum Transfer Condition”).

If no cash price is specified by the Seller, the price at which the Sale Shares are to be transferred (the “Transfer Price”) must be agreed by the Board (including Investor Director Consent) and the Seller. In addition, if the price is not specified in cash, an equivalent cash value price must be agreed between the Seller and the Board (including Investor Director Consent). In both cases, the price will be deemed to be the Fair Value of the Sale Shares if no price is agreed within 5 Business Days of the Company receiving the Transfer Notice.

20.3	Except with Board consent (with Investor Director Consent), no Transfer Notice once given or deemed to have been given under these Articles may be withdrawn.

20.4	A Transfer Notice constitutes the Company the agent of the Seller for the sale of the Sale Shares at the Transfer Price.

20.5	As soon as practicable (and in any event no later than 10 Business Days) following the later of:

20.5.1	receipt of a Transfer Notice; and

20.5.2	in the case where the Transfer Price has not been agreed, the determination of the Transfer Price under Article 21,

the Board shall offer the Sale Shares for sale to the Shareholders in the manner set out in Articles 20.6 and 20.7. Each offer must be in writing and give details of the number and Transfer Price of the Sale Shares offered.

20.6	Priority for offer of Sale Shares

20.6.1	if the Sale Shares are Series D Preference Shares, the Company shall offer them to the Series D Preference Shareholders on the basis set out in Article 20.7 prior to offering them to the Series C1 Preference Shareholders, Series C Preference Shareholders, Series B Preference Shareholders, the Series A Preference Shareholders, the Junior Series C Preference Shareholders and the Ordinary Class A Shareholders (as if they constitute the same class of share);

20.6.2	if the Sale Shares are Series C Preference Shares or Series C1 Preference Shares, the Company shall offer them to the Series C Preference Shareholders and Series C1 Preference Shareholders (as if they constitute one class of share) on the basis set out in Article 20.7 prior to offering them to the Series D Preference Shareholders, Series B Preference Shareholders, the Series A Preference Shareholders, the Junior Series C Preference Shareholders and the Ordinary Class A Shareholders (as if they constitute the same class of share);

20.6.3	if the Sale Shares are Series B Preference Shares, the Company shall offer them to the Series B Preference Shareholders on the basis set out in Article 20.7 prior to offering them to the Series D Preference Shareholders, Series A Preference Shareholders, the Series C Preference Shareholders, the Series C1 Preference Shareholders, the Junior Series C Preference Shareholders and the Ordinary Class A Shareholders (as if they constitute the same class of share);

20.6.4	if the Sale Shares are Series A Preference Shares, the Company shall offer them to the Series A Preference Shareholders on the basis set out in Article 20.7 prior to offering them to the Series D Preference Shareholders, Series B Preference Shareholders, the Series C Preference Shareholders, the Series C1 Preference Shareholders, the Junior Series C Preference Shareholders and the Ordinary Class A Shareholders (as if they constitute the same class of share);

20.6.5	if the Sale Shares are Junior Series C Preference Shares, the Company shall offer them to the Junior Series C Preference Shareholders on the basis set out in Article 20.7 prior to offering them to the Series D Preference Shareholders, Series C Preference Shareholders, the Series C1 Preference Shareholders, the Series B Preference Shareholders, the Series A Preference Shareholders and the Ordinary Class A Shareholders (as if they constitute the same class of share); and

20.6.6	if the Sale Shares are Ordinary Shares, the Sale Shares shall be offered to the Ordinary Class A Shareholders on the basis set out in Article 20.7 prior to offering them to the Preference Shareholders (as if they constitute the same class of share).

20.7	Transfers Offer

20.7.1	The Board shall offer the Sale Shares in accordance with the Priority Rights to those Shareholders specified in the offer other than the Seller (the “Continuing Shareholders”) inviting them to apply in writing within the period from the date of the offer to the date 15 Business Days after the offer (inclusive) (the “Offer Period”) for the maximum number of Sale Shares they wish to buy.

20.7.2	If the Sale Shares are subject to a Minimum Transfer Condition then any allocation made under this Article 20.7 will be conditional on the fulfilment of the Minimum Transfer Condition.

20.7.3	If, at the end of the Offer Period, the number of Sale Shares applied for is equal to or exceeds the number of Sale Shares, the Board shall allocate the Sale Shares to each Continuing Shareholder who has applied for Sale Shares in the proportion (fractional entitlements being rounded to the nearest whole number) which his existing holding of the relevant class(es) of Shares bears to the total number of the relevant class(es) of Shares held by those Continuing Shareholders who have applied for Sale Shares which procedure shall be repeated until all Sale Shares have been allocated but no allocation shall be made to a Continuing Shareholder of more than the maximum number of Sale Shares which he has stated he is willing to buy.

20.7.4	If, at the end of the Offer Period, the number of Sale Shares applied for is less than the number of Sale Shares, the Board shall allocate the Sale Shares to the Continuing Shareholders in accordance with their applications and the balance will be dealt with in accordance with Article 20.8.5.

20.8	Completion of transfer of Sale Shares

20.8.1	If the Transfer Notice includes a Minimum Transfer Condition and the total number of Shares applied for does not meet the Minimum Transfer Condition the Board shall notify the Seller and all those to whom Sale Shares have been conditionally allocated under Article 20.7 stating the Minimum Transfer Condition has not been met and that the relevant Transfer Notice has lapsed with immediate effect, and subject to Article 20.8.6, the Seller may, within eight weeks after the end of the Offer Period, transfer the unallocated Sale Shares to the third party stated in the Transfer Notice at a price at least equal to the Transfer Price.

20.8.2	If:

20.8.2.1	the Transfer Notice does not include a Minimum Transfer Condition; or

20.8.2.2	the Transfer Notice does include a Minimum Transfer Condition and allocations have been made in respect of all or the minimum required number of the Sale Shares;

the Board shall, when no further offers are required to be made under Article 20.7 and once the requirements of Articles 24 and/or 25 have been fulfilled to the extent required, give written notice of allocation (an “Allocation Notice”) to the Seller and each Continuing Shareholder to whom Sale Shares have been allocated (an “Applicant”) specifying the number of Sale Shares allocated to each Applicant and the place and time (being not less than 10 Business Days nor more than 20 Business Days after the date of the Allocation Notice) for completion of the transfer of the Sale Shares.

20.8.3	Upon service of an Allocation Notice, the Seller must, against payment of the Transfer Price, transfer the Sale Shares in accordance with the requirements specified in it.

20.8.4	If the Seller fails to comply with the provisions of Article 20.8.3:

20.8.4.1	the Chairman or, failing him, one of the Directors, or some other person nominated by a resolution of the Board, may on behalf of the Seller (and acting in its capacity as agent of the Seller):

(a)	complete, execute and deliver in his name all documents necessary to give effect to the transfer of the relevant Sale Shares to the Applicants;

(b)	receive the Transfer Price and give a good discharge for it; and

(c)	(subject to the transfer being duly stamped) enter the Applicants in the register of members of the Company as the holders of the Shares purchased by them; and

20.8.4.2	the Company shall pay the Transfer Price into a separate bank account in the Company’s name on trust (but without interest) or otherwise hold the Transfer Price on trust for the Seller until he has delivered to the Company his share certificate or share certificates for the relevant Shares (or an indemnity for lost share certificate in a form acceptable to the Board).

20.8.5	If an Allocation Notice does not relate to all the Sale Shares, then, subject to Article 20.8.6, the Seller may, within eight weeks after service of the Allocation Notice, transfer the unallocated Sale Shares to the third party stated in the Transfer Notice at a price at least equal to the Transfer Price.

20.8.6	The right of the Seller to transfer Shares under Articles 20.8.1 or 20.8.5 (as applicable) does not apply if the Board is of the opinion on reasonable grounds that:

20.8.6.1	the transferee is a person (or a nominee for a person) who the Board (with Investor Director Consent) determine in their absolute discretion is a competitor with (or an Associate of a competitor with) the business of the Company or with a Subsidiary Undertaking of the Company;

20.8.6.2	the sale of the Sale Shares is not bona fide or the price is subject to a deduction, rebate or allowance to the transferee; or

20.8.6.3	the Seller has failed or refused to provide promptly information available to it or him and reasonably requested by the Board for the purpose of enabling it to form the opinion mentioned above.

20.9	Any Sale Shares offered under this Article 20 to an Investor may be accepted in full or part also by a Member of the same Group or a Member of the same Fund Group as that Investor.

21.	VALUATION OF SHARES

21.1	If no Transfer Price can be agreed between the Seller and the Board in accordance with the provisions of Articles 18.15, 20.2, 23.3 or otherwise then, on the date of failing agreement, the Board shall either:

21.1.1	appoint an expert valuer in accordance with Article 21.2 (the “Expert Valuer”) to certify the Fair Value of the Sale Shares; or

21.1.2	(if the Fair Value has been certified by an Expert Valuer within the preceding 12 weeks and the Board considers that no event has occurred that would materially alter the Fair Value so certified) specify that the Fair Value of the Sale Shares will be calculated by dividing any Fair Value so certified by the number of Sale Shares to which it related and multiplying such Fair Value by the number of Sale Shares the subject of the Transfer Notice.

21.2	The Expert Valuer will be either:

21.2.1	the Accountants; or

21.2.2	(if otherwise agreed by the Board and the Seller) an independent firm of Chartered Accountants to be agreed between the Board and the Seller or failing agreement not later than the date 10 Business Days after the date of service of the Transfer Notice to be nominated by the then President of the Institute of Chartered Accountants of England and Wales on the application of either party and approved by the Company.

21.3	The “Fair Value” of the Sale Shares shall be determined by the Expert Valuer on the following assumptions and bases:

21.3.1	valuing the Sale Shares as on an arm’s-length sale between a willing seller and a willing buyer;

21.3.2	if the Company is then carrying on business as a going concern, on the assumption that it will continue to do so;

21.3.3	that the Sale Shares are capable of being transferred without restriction;

21.3.4	valuing the Sale Shares as a rateable proportion of the total value of all the issued Shares (excluding any Shares held as Treasury Shares) without any premium or discount being attributable to the percentage of the issued share capital of the Company which they represent but taking account of the rights attaching to the Sale Shares; and

21.3.5	reflecting any other factors which the Expert Valuer reasonably believes should be taken into account.

21.4	If any difficulty arises in applying any of these assumptions or bases then the Expert Valuer shall resolve that difficulty in whatever manner they shall in their absolute discretion think fit.

21.5	The Expert Valuer shall be requested to determine the Fair Value within 20 Business Days of their appointment and to notify the Board of their determination.

21.6	The Expert Valuer shall act as experts and not as arbitrators and their determination shall be final and binding on the parties (in the absence of fraud or manifest error).

21.7	The Board will give the Expert Valuer access to all accounting records or other relevant documents of the Company subject to them agreeing to such confidentiality provisions as the Board may reasonably impose.

21.8	The Expert Valuer shall deliver their certificate to the Company. As soon as the Company receives the share certificate it shall deliver a copy of it to the Seller. Unless the Sale Shares are to be sold under a Transfer Notice which is deemed to have been served, the Seller may by notice in writing to the Company within five Business Days of the service on him of the copy certificate, cancel the Company’s authority to sell the Sale Shares.

21.9	The cost of obtaining the share certificate shall be paid by the Company unless:

21.9.1	the Seller cancels the Company’s authority to sell; or

21.9.2	the Sale Price certified by the Expert Valuer is less than the price (if any) offered by the Directors to the Seller for the Sale Shares before the Expert Valuer was instructed,

in which case the Seller shall bear the cost.

22.	COMPULSORY TRANSFERS - GENERAL

22.1	A person entitled to a Share in consequence of the Bankruptcy of a Shareholder shall be deemed to have given a Transfer Notice in respect of that Share at a time determined by the Directors.

22.2	If a Share remains registered in the name of a deceased Shareholder for longer than one year after the date of his death the Directors may require the legal personal representatives of that deceased Shareholder either:

22.2.1	to effect a Permitted Transfer of such Shares (including for this purpose an election to be registered in respect of the Permitted Transfer); or

22.2.2	to show to the satisfaction of the Directors that a Permitted Transfer will be effected before or promptly upon the completion of the administration of the estate of the deceased Shareholder.

If either requirement in this Article 22.2 shall not be fulfilled to the satisfaction of the Directors a Transfer Notice shall be deemed to have been given in respect of each such Share save to the extent that the Directors may otherwise determine.

22.3	If a Shareholder which is a company either suffers or resolves for the appointment of a liquidator, administrator or administrative receiver over it or any material part of its assets (other than as part of a bona fide restructuring or reorganisation), the relevant Shareholder (and all its Permitted Transferees) shall be deemed to have given a Transfer Notice in respect of all the Shares held by the relevant Shareholder and its Permitted Transferees save to the extent that, and at a time, the Directors may determine.

22.4	If there is a change in control (as control is defined in section 1124 of the CTA 2010) of any Shareholder which is a company, it shall be bound at any time, if and when required in writing by the Directors to do so, to give (or procure the giving in the case of a nominee) a Transfer Notice in respect of all the Shares registered in its and their names and their respective nominees’ names save that, in the case of the Permitted Transferee, it shall first be permitted to transfer those Shares back to the Original Shareholder from whom it received its Shares or to any other Permitted Transferee before being required to serve a Transfer Notice. This Article 22.4 shall not apply to a member that is an Investor.

23.	DEPARTING EMPLOYEES

Deemed Transfer Notice

23.1	Unless the Board (with Investor Director Consent) determines that this Article 23 shall not apply, if at any time during the Relevant Period an Employee ceases to be an Employee (and does not otherwise continue to be an Employee), the relevant Employee shall be deemed to have given a Transfer Notice in respect of the Leaver’s Percentage of the Employee Shares on the Termination Date save that if such Employee ceases to be an Employee within 12 months from the Commencement Date a Transfer Notice shall be deemed to be given in respect of all the Employee Shares, unless the Board (with Investor Director Consent) determines that a lesser percentage shall so convert.

23.2	In such circumstances the Transfer Price shall be as follows:

23.2.1	where the relevant Employee ceases to be an Employee by reason of being a Bad Leaver, the lower of Fair Value and the nominal value of the Employee Shares; or

23.2.2	where the relevant Employee ceases to be an Employee by reason of being a Good Leaver, the Fair Value.

23.3	For the purposes of this Article 23, Fair Value shall be as agreed between the Board (including Investor Director Consent) and the relevant Employee, or failing agreement within five Business Days of seeking to agree such price, shall be as determined in accordance with Article 21.

23.4	For the purposes of this Article, the Priority Rights shall be such that the Employee Shares are offered in the following order of priority:

23.4.1	to any Employee of the Company approved by the unconflicted members of the Board (other than the departing Employee) with Investor Director Consent; and/or

23.4.2	to the Company (subject always to the provisions of the Act).

24.	MANDATORY OFFER ON A CHANGE OF CONTROL

24.1	Except in the case of Permitted Transfers and transfers pursuant to Articles 22, 23 and 26, after going through the pre-emption procedure in Article 20, the provisions of Article 24.2 will apply if one or more Proposed Sellers propose to transfer in one or a series of related transactions any Shares (the “Proposed Transfer”) which would, if put into effect, result in any Proposed Purchaser (and Associates of his or persons Acting in Concert with him) acquiring a Controlling Interest in the Company.

24.2	A Proposed Seller must, before making a Proposed Transfer procure the making by the Proposed Purchaser of an offer (the “Offer”) to the other Shareholders (and any holders of warrants, options or other securities convertible or exercisable into Shares) to acquire all of the Shares held by such Shareholders (including those Shares issuable upon the conversion or exercise of a warrant, option or other security) for a consideration per share the value of which is at least equal to the Specified Price (as defined in Article 24.7). The terms of the Offer shall be no less favourable than the terms of the Proposed Transfer.

24.3	The Offer must be given by written notice (a “Proposed Sale Notice”) at least 15 Business Days prior to the proposed sale date (“Proposed Sale Date”). A Shareholder shall be entitled to accept the Offer within 5 Business Days of receipt of the Proposed Sale Notice (the “Offer Period”). The Proposed Sale Notice must set out:

24.3.1	the identity of the Proposed Purchaser;

24.3.2	the purchase price to be paid by the Proposed Purchaser, which shall be calculated in accordance with Article 24.7;

24.3.3	the manner in which the consideration is to be paid;

24.3.4	the number (and class) of Shares which the Proposed Seller proposes to sell;

24.3.5	the address to which an acceptance of the Offer should be sent;

24.3.6	the Proposed Sale Date; and

24.3.7	the other terms of the Offer.

24.4	If any holder of Shares (or any holder of warrants, options or other securities convertible or exercisable into Shares) is not given the rights accorded to him by this Article, the Proposed Sellers will not be entitled to complete their sale and the Company will not register any transfer intend to carry that sale into effect.

24.5	If the Offer is accepted by any Shareholder (an “Accepting Shareholder”) within the Offer Period, the completion of the Proposed Transfer will be conditional upon the completion of the purchase of all the Shares held by the Accepting Shareholders on the terms of the Offer.

24.6	The Proposed Transfer is subject to the pre-emption provisions of Article 20 but the purchase of the Accepting Shareholders’ Shares shall not be subject to Article 20.

24.7	For the purpose of this Article:

24.7.1	the expression “Specified Price” shall mean in respect of each Share a sum in cash equal to the highest price per Share offered or paid by the Proposed Purchaser:

24.7.1.1	in the Proposed Transfer; or

24.7.1.2	in any related or previous transaction by the Proposed Purchaser or any person Acting in Concert with the Proposed Purchaser in the 12 months preceding the date of the Proposed Transfer,

plus an amount equal to the Relevant Sum, as defined in Article 24.7.2, of any other consideration (in cash or otherwise) paid or payable by the Proposed Purchaser or any other person Acting in Concert with the Proposed Purchaser, which having regard to the substance of the transaction as a whole, can reasonably be regarded as an addition to the price paid or payable for the Shares (the “Supplemental Consideration”), provided that the total consideration paid by the Proposed Purchaser in respect of the Proposed Transfer and the purchase of the Shares held by Accepting Shareholders is distributed to the Proposed Seller and the Accepting Shareholders in accordance with the provisions of Articles 6 and 7. In the event of any inconsistency, the provisions of Articles 6 and 7 shall prevail over this Article in relation to the allocation of the Proceeds of Sale; and

24.7.2	“Relevant Sum” = C ÷ A

where:

A =	number of Shares being sold in connection with the relevant Proposed Transfer; and

C =	the Supplemental Consideration.

25.	CO-SALE RIGHT

25.1	No transfer (other than a Permitted Transfer) of any Shares held by a Manager or an Employee Shareholder may be made or validly registered (excluding Treasury Shares) unless the relevant Shareholder (a “Selling Shareholder”) shall have observed the following procedures of this Article.

25.2	After the Selling Shareholder has gone through the pre-emption process set out in Article 20, the Selling Shareholder shall give to each Preference Shareholder (an “Equity Holder”) not less than 15 Business Days’ notice in advance of the proposed sale (a “Co-Sale Notice”). The Co-Sale Notice shall specify:

25.2.1	the identity of the proposed purchaser (the “Buyer”);

25.2.2	the price per Share which the Buyer is proposing to pay;

25.2.3	the manner in which the consideration is to be paid;

25.2.4	the number of Shares which the Selling Shareholder proposes to sell; and

25.2.5	the address where the counter-notice should be sent.

For the purposes of this Article 25, it is acknowledged that Shares of different classes will be transferable at different prices, such price per class of Share being a sum equal to that to which they would be entitled if the consideration payable by the Buyer to the Selling Shareholder were used to determine the valuation of the entire issued share capital of the Company and such valuation was then allocated as between the Shares in accordance with Articles 6 and 7.

25.3	Each Equity Holder shall be entitled within five Business Days after receipt of the Co-Sale Notice, to notify the Selling Shareholder that they wish to sell a certain number of Shares held by them at the proposed sale price (as adjusted pursuant to the last paragraph of Article 25.2), by sending a counter-notice which shall specify the number and class of Shares which such Equity Holder wishes to sell. The maximum number of shares which an Equity Holder can sell under this procedure shall be:

where:

X            is the number of Shares held by the Equity Holder;

Y            is the total number of Shares (excluding Treasury Shares); and

Z            is the number of Shares the Selling Shareholder proposes to sell.

Any Equity Holder who does not send a counter-notice within such five Business Day period shall be deemed to have specified that they wish to sell no shares.

25.4	Following the expiry of five Business Days from the date the Equity Holders receive the Co-Sale Notice, the Selling Shareholder shall be entitled to sell to the Buyer on the terms notified to the Equity Holders a number of Shares not exceeding the number specified in the Co-Sale Notice less any Shares which Equity Holders have indicated they wish to sell, provided that at the same time the Buyer (or another person) purchases from the Equity Holders the number of Shares they have respectively indicated they wish to sell on terms no less favourable than those obtained by the Selling Shareholder from the Buyer.

25.5	No sale by the Selling Shareholder shall be made pursuant to any Co-Sale Notice more than three months after service of that Co-Sale Notice.

25.6	Sales made by Equity Holders in accordance with this Article 25 shall not be subject to Article 20.

26.	DRAG-ALONG

26.1	If the holder(s) of more than 55% of the Shares (including an Investor Majority) (the “Majority Sellers”) wish to transfer all their interest in Shares (the “Sellers’ Shares”) to a Proposed Purchaser on bona fide arm’s length terms, the Majority Sellers shall have the option (the “Drag Along Option”) to compel each other holder of Shares (each a “Called Shareholder” and together the “Called Shareholders”) to sell and transfer all their Shares to the Proposed Purchaser or as the Proposed Purchaser shall direct (the “Drag Purchaser”) in accordance with the provisions of this Article 26, provided that the Drag Along Option shall only be exercisable in respect of a transfer (a) at a price per Share that is less than 1.25 times the Starting Price of the Series C1 Preference Shares with the prior written consent of the Series C1 Investor Majority; (b) at a price per Share that is less than 1.5 times the Starting Price of the Series C Preference Shares with the prior written consent of a Series C Investor Majority; (c) at a price per Share that is less than 1.25 times the Starting Price of the Series D1 Preference Shares with the prior written consent of the Series D Investor Majority; or (d) that would involve holders of Series D Preference Shares and/or Series C1 Preference Shares receiving any Illiquid Consideration with the prior written consent of the Series D Investor Majority (as regards the Series D Preference Shares) or the Series C1 Investor Majority (as regards the Series C1 Preference Shares), save that the prior written consent of the Series D Investor Majority and the Series C1 Investor Majority shall not be required under this article 26.1(d) if the holders of Series D Preference Shares and/or Series C1 Preference Shares would receive a combination of Non-Cash Consideration (including, for the avoidance of doubt, any Illiquid Consideration) and cash consideration, where the cash consideration and any Non-Cash Consideration that is not Illiquid Consideration for each Series D Preference Share and/or Series C1 Preference Share sold is equivalent to a value of the lower of (i) where the Series D Investor Majority (as regards the Series D Preference Shares) and/or the Series C1 Investor Majority (as regards the Series C1 Preference Shares) has provided its consent under articles 26.1(a) or 26.1(c) (as the case may be), the relevant price per Share offered by the Drag Purchaser; and (ii) otherwise, at least 1.25 times the Starting Price of the Series D Preference Shares (as regards the holders of Series D Preference Shares) and 1.25 times the Series C1 Preference Shares (as regards the holders of Series C1 Preference Shares). The holders of Series D Preference Shares and/or Series C1 Preference Shares that are not Majority Sellers may, acting by the written consent of the Series D Investor Majority (as regards the holders of Series D Preference Shares) and the Series C1 Investor Majority (as regards the holders of Series C1 Preference Shares) served on the Company within five (5) Business Days of receiving a Drag Along Notice, elect to waive the provisions of article 26.1(c), in which case any holder of Series D Preference Shares and/or Series C1 Preference Shares that is not a Majority Seller shall be treated in the same manner as the other Called Shareholders for the purposes of this article 26.

26.2	The Majority Sellers may exercise the Drag Along Option by giving a written notice to that effect (a “Drag Along Notice”) to the Company which the Company shall forthwith copy to the Called Shareholders at any time before the transfer of the Sellers’ Shares to the Drag Purchaser. A Drag Along Notice shall specify that:

26.2.1	the Called Shareholders are required to transfer all their Shares (the “Called Shares”) under this Article;

26.2.2	the person to whom they are to be transferred;

26.2.3	the consideration for which the Called Shares are to be transferred (which may be cash or non-cash consideration or a combination of both and which shall be calculated or determined in accordance with this Article);

26.2.4	the proposed date of transfer being no less than 15 Business Days after the date of the Drag Along Notice; and

26.2.5	the form of any sale agreement or form of acceptance or any other document of similar effect that the Called Shareholders are required to sign in connection with such sale (the “Sale Agreement”);

(and, in the case of Articles 26.2.2 to 26.2.4 above, whether actually specified or to be determined in accordance with a mechanism described in the Drag Along Notice). No Drag Along Notice or Sale Agreement may require a Called Shareholder to agree to any terms except those specifically provided for in this Article.

26.3	Drag Along Notices shall be irrevocable but will lapse if for any reason there is not a sale of the Sellers’ Shares by the Majority Sellers to the Drag Purchaser within 30 Business Days after the date of service of the Drag Along Notice. The Majority Sellers shall be entitled to serve further Drag Along Notices following the lapse of any particular Drag Along Notice.

26.4	The consideration (in cash or otherwise) for which the Called Shareholders shall be obliged to sell each of the Called Shares shall be that to which they would be entitled if the total consideration proposed to be paid by the Drag Purchaser were distributed to the holders of the Called Shares and the Sellers’ Shares in accordance with the provisions of Articles 6 and 7 as if the consideration proceeds were distributed to the Shareholders in the event of a liquidation (the “Drag Consideration”). Where the consideration (or any part thereof) is non-cash consideration, any valuation of such consideration applicable to the consideration payable to the Majority Sellers shall also be applicable to the consideration payable to the Called Shareholders. The Drag Consideration may be subject to adjustment (on the basis of completion accounts or another similar mechanisms) on the same terms as the consideration payable to the Majority Sellers.

26.5	In respect of a transaction that is the subject of a Drag Along Notice and with respect to any Drag Document, a Called Shareholder:

26.5.1	shall only be obliged to undertake to transfer the full beneficial and legal title to his Shares free from all Encumbrances and together with all rights attached or accruing to them (and provide an indemnity for lost share certificate in a form acceptable to the Board if so necessary) on receipt of the Drag Consideration when due;

26.5.2	shall not be obliged to give warranties or indemnities except a warranty as to his or her capacity to enter into a Drag Document and to the title of the Shares held by such Called Shareholder, free and clear of all encumbrances on a several and not joint basis with any other person;

26.5.3	shall not be liable for any amount that exceeds the aggregate amount of Drag Consideration received or receivable by such Called Shareholder;

26.5.4	shall not be obliged to give and shall not be bound by any covenants (including without limitation relating to non-competition and non-solicitation);

26.5.5	may be required to accept that some or all of the Drag Consideration will be paid as deferred consideration, provided that the Called Shareholders shall receive any Drag Consideration due to them no later than the Majority Sellers; and

26.5.6	may be required to make a contribution towards any escrow, retention of consideration or similar arrangement on the same basis as the Majority Sellers, on a pro-rata basis to their respective entitlement to the Drag Consideration.

26.6	Within ten Business Days of the Company copying the Drag Along Notice to the Called Shareholders (or such later date as may be specified in the Drag Along Notice) (the “Drag Completion Date”), each Called Shareholder shall deliver:

26.6.1	duly executed stock transfer form(s) for its Shares in favour of the Drag Purchaser;

26.6.2	the relevant share certificate(s) (or a duly executed indemnity for lost share certificate in a form acceptable to the Board) to the Company; and

26.6.3	duly executed Sale Agreement, if applicable, in the form specified in the Drag Along Notice or as otherwise specified by the Company;

(together the “Drag Documents”).

26.7	As soon as possible following the Drag Completion Date (and in any event no later than five Business Days after the Drag Completion Date), the Drag Purchaser (or, to the extent the Drag Purchaser has paid such consideration to the Company, the Company on behalf of the Drag Purchaser) shall:

26.7.1	pay or otherwise deliver or make available to each Called Shareholder the Drag Consideration that is due (less any amount to be deducted or retained pursuant to this Article including in respect of transaction fees and expenses, or pursuant to any Sale Agreement, including in respect of transaction fees and expenses); and/or

26.7.2	if the consideration (or any part thereof) is non-cash consideration, the Drag Purchaser shall satisfy the consideration due to the Called Shareholders through the issue of shares or securities or the payment or transfer or other settlement of any other non-cash consideration which forms the non-cash consideration due to be issued or transferred or otherwise settled to the Called Shareholders.

The Company’s receipt of the Drag Consideration that is due shall be a good discharge to the Drag Purchaser. The Company shall hold the Drag Consideration due to the Called Shareholders on trust for each of the Called Shareholders (and shall pay it to them in accordance with this Article 26.7 and Article 26.9) without any obligation to pay interest.

26.8	To the extent that the Drag Purchaser has not, within the five Business Day period set out in Article 26.7, paid the Drag Consideration that is due to the Called Shareholders (or to the Company on their behalf) or, in the case of any non-cash consideration, to the extent the Drag Purchaser has not made available or settled such consideration or satisfied the Board that the Drag Purchaser is in a position to issue, pay, transfer or otherwise settle such consideration, the Called Shareholders shall be entitled to the immediate return of the Drag Documents for the relevant Shares and the Called Shareholders shall have no further obligations under this Article 26 in respect of the relevant Drag Along Notice (without prejudice to any party's right to serve a further Drag Along Notice at any time thereafter).

26.9	If a Called Shareholder fails to deliver the Drag Documents for its Shares to the Company by the Drag Completion Date, the Company and each Director shall be constituted the agent of such defaulting Called Shareholder to take such actions and enter into any Drag Document or such other agreements or documents as are necessary to effect the transfer of the Called Shareholder’s Shares pursuant to this Article 26 (subject always to Article 26.5) and the Directors shall, if requested by the Drag Purchaser, authorise any Director to transfer the Called Shareholder’s Shares on the Called Shareholder’s behalf to the Drag Purchaser to the extent the Drag Purchaser has, by the Drag Completion Date:

26.9.1	paid the Drag Consideration that is due to the Company for the Called Shareholder’s Shares offered to him; and/or

26.9.2	in the case of any non-cash consideration, has otherwise made available or settled such consideration or has satisfied the Board that the Drag Purchaser is in a position to issue, pay, transfer or otherwise settle such consideration.

The Board shall then authorise registration of the transfer once appropriate stamp duty has been paid. The defaulting Called Shareholder shall surrender his share certificate for his Called Shares (or suitable executed indemnity) to the Company. On surrender, he shall be entitled to the portion of the Drag Consideration due to him.

26.10	Any transfer of Shares to a Drag Purchaser (or as the Drag Purchaser may direct) pursuant to a sale in respect of which a Drag Along Notice has been duly served shall not be subject to the provisions of Article 20.

26.11	On any person, at any time following the issue of a Drag Along Notice, becoming a Shareholder pursuant to the exercise of a pre-existing option or warrant to acquire Shares or pursuant to the conversion of any convertible security of the Company (a “New Shareholder”), a Drag Along Notice shall be deemed to have been served on the New Shareholder on the same terms as the previous Drag Along Notice who shall then be bound to sell and transfer all Shares so acquired to the Drag Purchaser and the provisions of this Article shall apply with the necessary changes to the New Shareholder except that completion of the sale of the Shares shall take place immediately on the Drag Along Notice being deemed served on the New Shareholder.

Holding Company Reorganisation

26.12	In the event of a Holding Company Reorganisation approved by the Board, the holder(s) of more than 55% of the Shares and an Investor Majority (a “Proposed Reorganisation”), all Shareholders shall: (a) consent to, vote for, raise no objections to and waive any applicable rights in connection with the Proposed Reorganisation; and (b) take all such actions to tender their Shares as required pursuant to the Proposed Reorganisation (the “Reorganisation Actions”). The Shareholders shall be required to take all Reorganisation Actions with respect to the Proposed Reorganisation as are required by the Board with Investor Director Consent to facilitate the Proposed Reorganisation, provided that: (1) any such Holding Company Reorganisation shall not affect the legal or economic rights of any Shareholder in a manner which is disproportionate to the manner in which such Holding Company Reorganisation affects other Shareholders (having regard to their respective class and holdings of Shares), except where such Shareholder approves such Holding Company Reorganisation; and (2) nothing in this Article shall require any Shareholder to: (a) take any unlawful action or step; (b) incur any liabilities, obligations, including but not limited to taxes, levies, fines or other liabilities or obligations owed by any Shareholder to any Taxing Authority; or (c) contribute more costs as a consequence of the Reorganisation Actions, except, in each case, to the extent that such liabilities, obligations or costs (other than liabilities, obligations or costs owed to any Taxing Authority) are deemed by the Board (acting reasonably) with Investor Director Consent to be immaterial.

26.13	If any Shareholder fails to comply with the provisions of Article 26.12, the Company shall be constituted the agent of each defaulting Shareholder for taking the Reorganisation Actions as are necessary to effect the Proposed Reorganisation and the Directors may authorise an officer or member to execute and deliver on behalf of such defaulting Shareholder the necessary documents to effect the Proposed Reorganisation, including, without limitation, any share exchange agreement and/or stock transfer form. Prior to the consummation of the Proposed Reorganisation or any of the Reorganisation Actions contemplated thereby, the Company shall provide each Investor with reasonable notice of the Proposed Reorganisation and use reasonable efforts to procure that each Investor is provided with a copy of a detailed steps-memo prepared by the Company’s accountants describing the Proposed Reorganisation, and the Company shall discuss and consider in good faith the Proposed Reorganisation with such Investors.

26.14	The Company shall procure that the Holding Company shall ensure that the shares issued by it to the Shareholders (or a subsequent holder, as the case may be) pursuant to the Holding Company Reorganisation will be credited as fully paid as to the amount determined in accordance with this Article and which new shares shall be subject to the constitutional documents of the Holding Company and otherwise (subject to the express provisions of such constitutional documents) have the same rights as all other Holding Company shares of the same class in issue at the time (other than as regards any dividend or other distribution payable by reference to a record date preceding the date of allotment and issue of such Holding Company shares).

26.15	On any person, following the date of completion of a Holding Company Reorganisation, becoming a Shareholder pursuant to the exercise of a pre-existing option or warrant to acquire shares in the Company or pursuant to the conversion of any convertible security of the Company or otherwise (a “New Reorganisation Shareholder”), the New Reorganisation Shareholder shall then be bound to do all such acts and things necessary in order to transfer all such resulting shares to the Holding Company, and the provisions of this Article shall apply with the necessary changes to the New Reorganisation Shareholder.

27.	GENERAL MEETINGS

27.1	If the Directors are required by the Shareholders under section 303 of the Act to call a general meeting, the Directors shall convene the meeting for a date not later than 28 days after the date on which the Directors became subject to the requirement under section 303 of the Act.

27.2	The provisions of section 318 of the Act shall apply to the Company. If any general meeting is adjourned for the reason referred to in Article 38 and, if the persons present within half an hour of the time at which the reconvened meeting was due to start, do not constitute a quorum, then, if the Qualifying Person present holds or represents the holder of at least 50 per cent in nominal value of the issued shares in the Company (excluding Treasury Shares), any resolution agreed to by such Qualifying Person shall be as valid and effectual as if it had been passed unanimously at a general meeting of the Company duly convened and held.

27.3	If any two or more Shareholders (or Qualifying Persons representing two or more Shareholders) attend the meeting in different locations, the meeting shall be treated as being held at the location specified in the notice of the meeting, save that if no one is present at that location so specified, the meeting shall be deemed to take place where the largest number of Qualifying Persons is assembled or, if no such group can be identified, at the location of the Chairman.

27.4	If a demand for a poll is withdrawn under Article 34.3, the demand shall not be taken to have invalidated the result of a show of hands declared before the demand was made and the meeting shall continue as if the demand had not been made.

27.5	Polls must be taken in such manner as the Chairman directs. A poll demanded on the election of a Chairman or on a question of adjournment must be held immediately. A poll demanded on any other question must be held either immediately or at such time and place as the Chairman directs not being more than 14 days after the poll is demanded. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded.

27.6	No notice need be given of a poll not held immediately if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least seven clear days’ notice shall be given specifying the time and place at which the poll is to be taken. If the poll is to be held more than 48 hours after it was demanded the Shareholders shall be entitled to deliver Proxy Notices in respect of the poll at any time up to 24 hours before the time appointed for taking that poll. In calculating that period, no account shall be taken of any part of a day that is not a working day.

27.7	Directors may attend and speak at general meetings, whether or not they are Shareholders.

27.8	The Chairman of the Meeting may permit other persons who are not:

27.8.1	Shareholders of the Company; or

27.8.2	otherwise entitled to exercise the rights of Shareholders in relation to general meetings,

to attend and speak at a general meeting.

28.	ATTENDANCE AND SPEAKING AT GENERAL MEETINGS

28.1	A person is able to exercise the right to speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting.

28.2	A person is able to exercise the right to vote at a general meeting when:

28.2.1	that person is able to vote, during the meeting, on resolutions put to the vote at the meeting; and

28.2.2	that person’s vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

28.3	The Directors may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to speak or vote at it.

28.4	In determining attendance at a general meeting, it is immaterial whether any two or more members attending it are in the same place as each other.

28.5	Two or more persons who are not in the same place as each other attend a general meeting if their circumstances are such that if they have (or were to have) rights to speak and vote at that meeting, they are (or would be) able to exercise them.

29.	QUORUM AT GENERAL MEETINGS

No business other than the appointment of the Chairman of the Meeting is to be transacted at a general meeting if the persons attending it do not constitute a quorum. The quorum for a general meeting must include a representative of each of the Series B Preference Shareholders, the Series C Preference Shareholders and the Series D Preference Shareholders.

30.	CHAIRING GENERAL MEETINGS

30.1	If the Directors have appointed a Chairman, the Chairman shall chair general meetings if present and willing to do so.

30.2	If the Directors have not appointed a Chairman, or if the Chairman is unwilling to chair the meeting or is not present within ten minutes of the time at which a meeting was due to start:

30.2.1	the Directors present; or

30.2.2	(if no Directors are present), the meeting, must appoint a Director or Shareholder to chair the meeting, and the appointment of the Chairman of the Meeting must be the first business of the meeting.

30.3	The person chairing a meeting in accordance with this Article 30 is referred to as “the Chairman of the Meeting”.

31.	VOTING - GENERAL

A resolution put to the vote of a general meeting must be decided on a show of hands unless a poll is duly demanded in accordance with the Articles.

32.	AMENDMENTS TO RESOLUTIONS

32.1	An ordinary resolution to be proposed at a general meeting may be amended by ordinary resolution if:

32.1.1	notice of the proposed amendment is given to the Company in writing by a person entitled to vote at the general meeting at which it is to be proposed not less than 48 hours before the meeting is to take place (or such later time as the Chairman of the Meeting may determine); and

32.1.2	the proposed amendment does not, in the reasonable opinion of the Chairman of the Meeting, materially alter the scope of the resolution.

32.2	A special resolution to be proposed at a general meeting may be amended by ordinary resolution, if:

32.2.1	the Chairman of the Meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

32.2.2	the amendment does not go beyond what is necessary to correct a grammatical or other non-substantive error in the resolution.

32.3	If the Chairman of the Meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the Chairman’s error does not invalidate the vote on that resolution.

33.	ERRORS AND DISPUTES

33.1	No objection may be raised to the qualification of any person voting at a general meeting except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting is valid.

33.2	Any such objection must be referred to the Chairman of the Meeting, whose decision is final.

34.	POLL VOTES

34.1	A poll on a resolution may be demanded:

34.1.1	in advance of the general meeting where it is to be put to the vote; or

34.1.2	at a general meeting, either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared.

34.2	A poll may be demanded by:

34.2.1	the Chairman of the Meeting;

34.2.2	the Directors;

34.2.3	two or more persons having the right to vote on the resolution; or

34.2.4	a person or persons representing not less than one tenth of the total voting rights of all the Shareholders having the right to vote on the resolution.

34.3	A demand for a poll may be withdrawn if:

34.3.1	the poll has not yet been taken, and

34.3.2	the Chairman of the Meeting consents to the withdrawal.

35.	CONTENT OF PROXY NOTICES

35.1	Proxies may only validly be appointed by a notice in writing (a “Proxy Notice”) which:

35.1.1	states the name and address of the Shareholder appointing the proxy;

35.1.2	identifies the person appointed to be that Shareholder’s proxy and the general meeting in relation to which that person is appointed;

35.1.3	is signed by or on behalf of the Shareholder appointing the proxy and is accompanied by the authority under which it is signed (or a certified copy of such authority or a copy of such authority in some other way approved by the Directors); and

35.1.4	is delivered to the Company in accordance with the Articles and any instructions contained in the notice of the general meeting to which they relate.

35.2	The Company may require proxy notices to be delivered in a particular form, and may specify different forms for different purposes.

35.3	Proxy Notices may specify how the proxy appointed under them is to vote (or that the proxy is to abstain from voting) on one or more resolutions.

35.4	Unless a proxy notice indicates otherwise, it must be treated as:

35.4.1	allowing the person appointed under it as a proxy discretion as to how to vote on any ancillary or procedural resolutions put to the meeting; and

35.4.2	appointing that person as a proxy in relation to any adjournment of the general meeting to which it relates as well as the meeting itself.

36.	DELIVERY OF PROXY NOTICES

36.1	A person who is entitled to attend, speak or vote (either on a show of hands or on a poll) at a general meeting remains so entitled in respect of that meeting or any adjournment of it, even though a valid proxy notice has been delivered to the Company by or on behalf of that person.

36.2	An appointment under a proxy notice may be revoked by delivering to the Company a notice in writing given by or on behalf of the person by whom or on whose behalf the proxy notice was given.

36.3	A notice revoking a proxy appointment only takes effect if it is delivered before the start of the meeting or adjourned meeting to which it relates.

36.4	If a proxy notice is not executed by the person appointing the proxy, it must be accompanied by written evidence of the authority of the person who executed it to execute it on the appointor’s behalf.

37.	PROXIES

37.1	The instrument appointing a proxy and any authority under which it is signed or a certified copy of such authority or a copy in some other way approved by the Directors may:

37.1.1	be sent or supplied in hard copy form, or (subject to any conditions and limitations which the Board may specify) in electronic form, to the registered office of the Company or to such other address (including electronic address) as may be specified for this purpose in the notice convening the meeting or in any instrument of proxy or any invitation to appoint a proxy sent or supplied by the Company in relation to the meeting at any time before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote;

37.1.2	be delivered at the meeting or adjourned meeting at which the person named in the instrument proposes to vote to the Chairman or to the Company secretary or to any Director; or

37.1.3	in the case of a poll, be delivered at the meeting at which the poll was demanded to the Chairman or to the Company secretary or to any Director, or at the time and place at which the poll is held to the Chairman or to the Company secretary or to any Director or scrutineer;

and an instrument of proxy which is not deposited or delivered in a manner so permitted shall be invalid.

38.	ADJOURNMENT

38.1	If the persons attending a general meeting within half an hour of the time at which the meeting was due to start do not constitute a quorum, or if during a meeting a quorum ceases to be present, the Chairman of the Meeting must adjourn to the same day in the next week at the same time and place or at such time and place as determined by the Chairman and notified to each Shareholder (including, without limitation, each Investor) in accordance with Article 38.5. If a quorum is not present at any such adjourned meeting within half an hour from the time appointed, then the meeting shall proceed subject to the provisions of any agreement in writing between Shareholders.

38.2	The Chairman of the Meeting may adjourn a general meeting at which a quorum is present if:

38.2.1	the meeting consents to an adjournment; or

38.2.2	it appears to the Chairman of the Meeting that an adjournment is necessary to protect the safety of any person attending the meeting or ensure that the business of the meeting is conducted in an orderly manner.

38.3	The Chairman of the Meeting must adjourn a general meeting if directed to do so by the meeting.

38.4	When adjourning a general meeting, the Chairman of the Meeting must:

38.4.1	either specify the time and place to which it is adjourned or state that it is to continue at a time and place to be fixed by the Directors; and

38.4.2	have regard to any directions as to the time and place of any adjournment which have been given by the meeting.

38.5	If the continuation of an adjourned meeting is to take place more than 14 days after it was adjourned, the Company must give at least 7 clear days’ notice of it (that is, excluding the day of the adjourned meeting and the day on which the notice is given):

38.5.1	to the same persons to whom notice of the Company’s general meetings is required to be given, and

38.5.2	containing the same information which such notice is required to contain.

38.6	No business may be transacted at an adjourned general meeting which could not properly have been transacted at the meeting if the adjournment had not taken place.

39.	DIRECTORS’ GENERAL AUTHORITY

Subject to the Articles, the Directors are responsible for the management of the Company’s business, for which purpose they may exercise all the powers of the Company.

40.	SHAREHOLDERS’ RESERVE POWER

40.1	The Shareholders may, by special resolution, direct the Directors to take, or refrain from taking, specified action.

40.2	No such special resolution invalidates anything which the Directors have done before the passing of the resolution.

40.3	The Directors must ensure that the Company keeps a record, in writing, for at least 10 years from the date of the decision recorded, of every unanimous or majority decision taken by the Directors.

40.4	Subject to the Articles, the Directors may make any rule which they think fit about how they take decisions, and about how such rules are to be recorded or communicated to Directors.

41.	DIRECTORS MAY DELEGATE

41.1	Subject to the Articles, the Directors may delegate any of the powers which are conferred on them under the Articles:

41.1.1	to such person or committee;

41.1.2	by such means (including by power of attorney);

41.1.3	to such an extent;

41.1.4	in relation to such matters or territories; and

41.1.5	on such terms and conditions,

as they think fit.

41.2	If the Directors so specify, any such delegation may authorise further delegation of the Directors’ powers by any person to whom they are delegated.

41.3	The Directors may revoke any delegation in whole or part, or alter its terms and conditions.

42.	COMMITTEES

42.1	Committees to which the Directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the Articles which govern the taking of decisions by Directors.

42.2	The Directors may make rules of procedure for all or any committees, which prevail over rules derived from the Articles if they are not consistent with them.

43.	DIRECTORS TO TAKE DECISIONS COLLECTIVELY

43.1	The general rule about decision-making by Directors is that any decision of the Directors must be either a majority decision at a meeting or a decision taken in accordance with Article 44.

43.2	If:

43.2.1	the Company only has one Director; and

43.2.2	no provision of the Articles requires it to have more than one Director,

the general rule does not apply, and the Director may take decisions without regard to any of the provisions of the Articles relating to Directors’ decision-making.

44.	UNANIMOUS DECISIONS

44.1	A decision of the Directors is taken in accordance with this Article when all Eligible Directors indicate to each other by any means that they share a common view on a matter.

44.2	References in this Article to Eligible Directors are to Directors who would have been entitled to vote on the matter had it been proposed as a resolution at a Directors’ meeting.

44.3	A decision may not be taken in accordance with this Article if the Eligible Directors would not have formed a quorum at such a meeting.

45.	CALLING A DIRECTORS’ MEETING

45.1	Any Director may call a Directors’ meeting by giving notice of the meeting to the Directors or by authorising the Company secretary (if any) to give such notice.

45.2	Notice of any directors’ meeting must indicate:

45.2.1	its proposed date and time;

45.2.2	where it is to take place; and

45.2.3	if it is anticipated that Directors participating in the meeting will not be in the same place, how it is proposed that they should communicate with each other during the meeting.

45.3	Notice of a Directors’ meeting must be given to each Director, but need not be in writing.

46.	PARTICIPATION IN DIRECTORS’ MEETINGS

46.1	Subject to the Articles, Directors participate in a Directors’ meeting, or part of a Directors’ meeting, when:

46.1.1	the meeting has been called and takes place in accordance with the Articles; and

46.1.2	they can each communicate to the others any information or opinions they have on any particular item of the business of the meeting.

46.2	In determining whether Directors are participating in a Directors’ meeting, it is irrelevant where any Director is or how they communicate with each other.

46.3	For so long as Evotec holds at least 5% of the issued share capital of the Company but less than 10%, Evotec shall be entitled to appoint an observer reasonably acceptable to the other Directors to attend Directors’ meetings. Such observer shall be entitled to attend and speak at the meeting but not vote. Evotec may replace any such person that is appointed at any time.

46.4	For so long as GT together with its Permitted Transferees holds at least 5% of the issued share capital of the Company, GT shall be entitled to appoint an observer reasonably acceptable to the other Directors to attend Directors’ meetings. Such observer shall be entitled to attend and speak at the meeting but not vote. GT may replace any such person that is appointed at any time.

46.5	For so long as Novo together with its Permitted Transferees holds at least 5% of the issued share capital of the Company, Novo shall be entitled to appoint an observer reasonably acceptable to the other Directors to attend Directors’ meetings. Such observer shall be entitled to attend and speak at the meeting but not vote. Novo may replace any such person that is appointed at any time.

46.6	For so long as BLK together with its Permitted Transferees holds at least 5% of the issued share capital of the Company, BLK shall be entitled to appoint an observer reasonably acceptable to the other Directors to attend Directors' meetings. Such observer shall be entitled to attend and speak at the meeting but not vote. BLK may replace any such person that is appointed at any time.

46.7	For so long as SoftBank together with its Permitted Transferees holds at least 5% of the issued share capital of the Company, SoftBank shall be entitled to appoint an observer reasonably acceptable to the other Directors to attend Directors’ meetings. Such observer shall be entitled to attend and speak at the meeting but not vote. SoftBank may replace any such person that is appointed at any time.

47.	QUORUM FOR DIRECTORS’ MEETINGS

47.1	At a Directors’ meeting, unless a quorum is participating in accordance with Article 52.1, no proposal is to be voted on, except a proposal to call another meeting.

47.2	If the total number of Directors for the time being is less than the quorum required pursuant to Article 52.1, the Directors must not take any decision other than a decision:

47.2.1	to appoint further Directors; or

47.2.2	to call a general meeting so as to enable the Shareholders to appoint further Directors.

48.	DIRECTORS’ BORROWING POWERS

The Directors may exercise all the powers of the Company to borrow or raise money and to mortgage or charge its undertaking, property and uncalled capital and to issue debentures, debenture stock and other securities as security for any debt, liability of obligation of the Company or of any third party.

49.	NUMBER OF DIRECTORS

The maximum number of Directors shall be 9.

50.	APPOINTMENT OF DIRECTORS

50.1	In addition to the powers of appointment under Articles 50.2 and 50.3:

50.1.1	Evotec, for so long as it together with its Permitted Transferees holds Shares equivalent to at least 10% of the total issued share capital of the Company, shall be entitled to appoint one person to act as a Director by notice in writing to the Company from time to time served at its registered address. In the event that the person appointed by Evotec to act as a Director ceases to be a Director for any reason, Evotec shall be entitled to appoint another person to act as a Director in his place by notice in writing to the Company served at its registered address. Evotec shall be entitled to remove its appointed Director so appointed at any time by notice in writing to the Company served at its registered address and to appoint another person to act as a Director in his place;

50.1.2	Novo, for so long as it together with its Permitted Transferees holds Shares equivalent to at least 10% of the total issued share capital of the Company, shall be entitled to appoint one person to act as a Director by notice in writing to the Company from time to time served at its registered address. In the event that the person appointed by Novo to act as a Director ceases to be a Director for any reason, Novo shall be entitled to appoint another person to act as a Director in his place by notice in writing to the Company served at its registered address. Novo shall be entitled to remove its appointed Director so appointed at any time by notice in writing to the Company served at its registered address and to appoint another person to act as a Director in his place;

50.1.3	the holders of shares equal to at least a Series B Investor Majority shall be entitled to appoint one person to act as a Director by notice in writing to the Company from time to time served at its registered address. In the event that the person appointed by holders of shares equal to at least a Series B Investor Majority to act as a Director ceases to be a Director for any reason, the holders of shares equal to at least a Series B Investor Majority shall be entitled to appoint another person to act as a Director in his place by notice in writing to the Company served at its registered address. The holders of shares equal to at least a Series B Investor Majority shall be entitled to remove its appointed Director so appointed at any time by notice in writing to the Company served at its registered address and to appoint another person to act as a Director in his place; and

50.1.4	SoftBank, for so long as it together with its Permitted Transferees holds Shares equivalent to at least 10% of the total issued share capital of the Company, shall be entitled to appoint one person to act as a Director by notice in writing to the Company from time to time served at its registered address. In the event that the person appointed by SoftBank to act as a Director ceases to be a Director for any reason, SoftBank shall be entitled to appoint another person to act as a Director in his place by notice in writing to the Company served at its registered address. SoftBank shall be entitled to remove its appointed Director so appointed at any time by notice in writing to the Company served at its registered address and to appoint another person to act as a Director in his place.

50.2	In addition to the powers of appointment under Articles 50.1 and 50.3, the holders of shares equal to at least an Ordinary A Majority shall be entitled to appoint up to four persons to act as a Directors by notice in writing to the Company from time to time served at its registered address. In the event that any person(s) appointed by holders of shares equal to at least an Ordinary A Majority to act as a Director ceases to be a Director for any reason, the holders of shares equal to at least an Ordinary A Majority shall be entitled to appoint another person to act as a Director in his place by notice in writing to the Company served at its registered address. The holders of shares equal to at least an Ordinary A Majority shall be entitled to remove its appointed Director(s) so appointed at any time by notice in writing to the Company served at its registered address and to appoint another person(s) to act as a Director(s) in his place.

50.3	Any person who is willing to act as a Director, and is permitted by law to do so, may be appointed to be a Director:

50.3.1	by ordinary resolution, or

50.3.2	by a decision of the Directors.

50.4	An appointment or removal of a Director under Article 50.1 will take effect at and from the time when the notice is received at the registered office of the Company or produced to a meeting of the Directors.

50.5	Each of the Directors appointed under Article 50.1 shall be entitled at his request to be appointed to any committee of the Board established from time to time.

51.	DISQUALIFICATION OF DIRECTORS

51.1	In addition to that provided in Article 55, the office of a Director shall also be vacated if:

51.1.1	he is convicted of a criminal offence (other than a minor motoring offence) and the Directors resolve that his office be vacated; or

51.1.2	other than in respect of an Investor Director, a majority of his co-Directors serve notice on him in writing, removing him from office.

52.	PROCEEDINGS OF DIRECTORS

52.1	The quorum for Directors’ meetings shall be four directors and must include the attendance of at least two Investor Directors and two Ordinary A Directors. The quorum for any committee of the Board shall be determined by the Board. If such a quorum is not present within half an hour from the time appointed for the meeting, or if during a meeting such quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place or at such time and place as determined by the Directors present at such meeting and notified to each Director (including, without limitation, each Investor Director). If a quorum is not present at any such adjourned meeting within half an hour from the time appointed, then the meeting shall proceed.

52.2	In the event that a meeting of the Directors is attended by a Director who is acting as alternate for one or more other Directors, the Director or Directors for whom he is the alternate shall be counted in the quorum despite their absence; and if on that basis there is a quorum the meeting may be held despite the fact (if it is the case) that only one Director is physically present.

52.3	If all the Directors participating in a meeting of the Directors are not physically in the same place, the meeting shall be deemed to take place where the largest group of participators in number is assembled. In the absence of a majority the location of the Chairman shall be deemed to be the place of the meeting.

52.4	Notice of a Directors’ meeting need not be given to Directors who waive their entitlement to notice of that meeting, by giving notice to that effect to the Company at any time before or after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

52.5	Provided (if these Articles so require) that he has declared to the Directors, in accordance with the provisions of these Articles, the nature and extent of his interest (and subject to any restrictions on voting or counting in a quorum imposed by the Directors in authorising a Relevant Interest), a Director may vote at a meeting of the Directors or of a committee of the Directors on any resolution concerning a matter in which he has an interest, whether a direct or an indirect interest, or in relation to which he has a duty and shall also be counted in reckoning whether a quorum is present at such a meeting.

52.6	Questions arising at any meeting of the Directors shall be decided by a majority of votes. In the case of any equality of votes, the Chairman shall not have a second or casting vote.

52.7	A decision of the Directors may take the form of a resolution in writing, where each Eligible Director has signed one or more copies of it, or to which each Eligible Director has otherwise indicated agreement in writing (including confirmation given by electronic means). Reference in Article 43.1 to Article 44 shall be deemed to include a reference to this Article also.

53.	CHAIRING OF DIRECTORS’ MEETINGS

53.1	The Directors may appoint a Director to chair their meetings.

53.2	The person so appointed for the time being is known as the Chairman.

53.3	The Directors may terminate the Chairman’s appointment at any time.

53.4	If the Chairman is not participating in a Directors’ meeting within ten minutes of the time at which it was to start, the participating Directors must appoint one of themselves to chair it.

54.	DIRECTORS’ INTERESTS

Specific interests of a Director

54.1	Subject to the provisions of the Act and provided (if these Articles so require) that he has declared to the Directors, in accordance with the provisions of these Articles, the nature and extent of his interest, a Director may (save as to the extent not permitted by law from time to time), notwithstanding his office, have an interest of the following kind:

54.1.1	where a Director (or a person connected with him) is party to or in any way directly or indirectly interested in, or has any duty in respect of, any existing or proposed contract, arrangement or transaction with the Company or any other undertaking in which the Company is in any way interested;

54.1.2	where a Director (or a person connected with him) is a director, employee or other officer of, or a party to any contract, arrangement or transaction with, or in any way interested in, any body corporate promoted by the Company or in which the Company is in any way interested;

54.1.3	where a Director (or a person connected with him) is a shareholder in the Company or a shareholder in, employee, director, member or other officer of, or consultant to, a shareholder of, or a Subsidiary Undertaking of a shareholder of, the Company;

54.1.4	where a Director (or a person connected with him) holds and is remunerated in respect of any office or place of profit (other than the office of auditor) in respect of the Company or any body corporate in which the Company is in any way interested;

54.1.5	where a Director is given a guarantee, or is to be given a guarantee, in respect of an obligation incurred by or on behalf of the Company or any body corporate in which the Company is in any way interested;

54.1.6	where a Director (or a person connected with him or of which he is a member or employee) acts (or any body corporate promoted by the Company or in which the Company is in any way interested of which he is a director, employee or other officer may act) in a professional capacity for the Company or any body corporate promoted by the Company or in which the Company is in any way interested (other than as auditor) whether or not he or it is remunerated for this;

54.1.7	an interest which cannot reasonably be regarded as likely to give rise to a conflict of interest; or

54.1.8	any other interest authorised by ordinary resolution.

Interests of an Investor Director

54.2	In addition to the provisions of Article 54.1 subject to the provisions of the Act and provided (if these Articles so require) that he has declared to the Directors in accordance with the provisions of these Articles, the nature and extent of his interest, where a Director is an Investor Director he may (save as to the extent not permitted by law from time to time), notwithstanding his office, have an interest arising from any duty he may owe to, or interest he may have as an employee, director, trustee, member, partner, officer or representative of, or a consultant to, or direct or indirect investor (including without limitation by virtue of a carried interest, remuneration or incentive arrangements or the holding of securities) in:

54.2.1	the relevant appointing Investor;

54.2.2	a Fund Manager which advises or manages the relevant appointing Investor;

54.2.3	any of the funds advised or managed by a Fund Manager who advises or manages the relevant appointing Investor from time to time; or

54.2.4	another body corporate or firm in which a Fund Manager who advises or manages the relevant appointing Investor or any fund advised or managed by such Fund Manager has directly or indirectly invested, including without limitation any portfolio companies.

Interests of which a Director is not aware

54.3	For the purposes of this Article 54, an interest of which a Director is not aware and of which it is unreasonable to expect him to be aware shall not be treated as an interest of his.

Accountability of any benefit and validity of a contract

54.4	In any situation permitted by this Article 54 (save as otherwise agreed by him) a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from that situation and no such contract, arrangement or transaction shall be avoided on the grounds of any such interest or benefit.

Terms and conditions of Board authorisation

54.5	Any authority given in accordance with section 175(5)(a) of the Act in respect of a Director (“Interested Director”) who has proposed that the Directors authorise his interest (“Relevant Interest”) pursuant to that section may, for the avoidance of doubt:

54.5.1	be given on such terms and subject to such conditions or limitations as may be imposed by the authorising Directors as they see fit from time to time, including, without limitation:

54.5.1.1	restricting the Interested Director from voting on any resolution put to a meeting of the Directors or of a committee of the Directors in relation to the Relevant Interest;

54.5.1.2	restricting the Interested Director from being counted in the quorum at a meeting of the Directors or of a committee of the Directors where such Relevant Interest is to be discussed; or

54.5.1.3	restricting the application of the provisions in Articles 54.6 and 54.7, so far as is permitted by law, in respect of such Interested Director; and

54.5.2	be withdrawn or varied at any time by the Directors entitled to authorise the Relevant Interest as they see fit from time to time;

and an Interested Director must act in accordance with any such terms, conditions or limitations imposed by the authorising Directors pursuant to section 175(5)(a) of the Act and this Article 54.

Director’s duty of confidentiality to a person other than the Company

54.6	Subject to Article 54.7 (and without prejudice to any equitable principle or rule of law which may excuse or release the Director from disclosing information, in circumstances where disclosure may otherwise be required under this Article 54), if a Director, otherwise than by virtue of his position as Director, receives information in respect of which he owes a duty of confidentiality to a person other than the Company, he shall not be required:

54.6.1	to disclose such information to the Company or to the Directors, or to any Director, or to any officer or employee of the Company; or

54.6.2	otherwise to use or apply such confidential information for the purpose of or in connection with the performance of his duties as a Director.

54.7	Where such duty of confidentiality arises out of a situation in which a Director has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company, Article 54.6 shall apply only if the conflict arises out of a matter which falls within Article 54.1, Article 54.2 or Article 54.3 or 54.8 or has been authorised under section 175(5)(a) of the Act.

Additional steps to be taken by a Director to manage a conflict of interest

54.8	Where a Director has an interest which can reasonably be regarded as likely to give rise to a conflict of interest, the Director shall take such additional steps as may be necessary or desirable for the purpose of managing such conflict of interest, including compliance with any procedures laid down from time to time by the Directors for the purpose of managing conflicts of interest generally and/or any specific procedures approved by the Directors for the purpose of or in connection with the situation or matter in question, including without limitation:

54.8.1	absenting himself from any discussions, whether in meetings of the Directors or otherwise, at which the relevant situation or matter falls to be considered; and

54.8.2	excluding himself from documents or information made available to the Directors generally in relation to such situation or matter and/or arranging for such documents or information to be reviewed by a professional adviser to ascertain the extent to which it might be appropriate for him to have access to such documents or information.

Requirement of a Director is to declare an interest

54.9	Subject to section 182 of the Act, a Director shall declare the nature and extent of any interest permitted by Article 54.1 at a meeting of the Directors, or by general notice in accordance with section 184 (notice in writing) or section 185 (general notice) of the Act or in such other manner as the Directors may determine, except that no declaration of interest shall be required by a Director in relation to an interest:

54.9.1	falling under Article 54.1.7;

54.9.2	if, or to the extent that, the other Directors are already aware of such interest (and for this purpose the other Directors are treated as aware of anything of which they ought reasonably to be aware); or

54.9.3	if, or to the extent that, it concerns the terms of his service contract (as defined by section 227 of the Act) that have been or are to be considered by a meeting of the Directors, or by a committee of Directors appointed for the purpose under these Articles.

54.10	Where a Director declares a direct interest in a third party with which the Company is considering entering into a relationship, that Director will not vote in relation to that matter unless expressly so permitted by the majority of the other Directors.

Shareholder approval

54.11	Subject to section 239 of the Act, the Company may by ordinary resolution ratify any contract, transaction or arrangement, or other proposal, not properly authorised by reason of a contravention of any provisions of this Article 54.

54.12	For the purposes of this Article 54:

54.12.1	a conflict of interest includes a conflict of interest and duty and a conflict of duties;

54.12.2	the provisions of section 252 of the Act shall determine whether a person is connected with a Director;

54.12.3	a general notice to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified.

55.	TERMINATION OF DIRECTOR’S APPOINTMENT

55.1	A person ceases to be a Director as soon as:

55.1.1	that person ceases to be a Director by virtue of any provision of the Companies Act 2006 or is prohibited from being a director by law;

55.1.2	a Bankruptcy order is made against that person;

55.1.3	a composition is made with that person’s creditors generally in satisfaction of that person’s debts;

55.1.4	a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months; or

55.1.5	notification is received by the Company from the Director that the Director is resigning from office, and such resignation has taken effect in accordance with its terms.

56.	DIRECTORS EXPENSES

56.1	The Company may pay any reasonable expenses which the Directors properly incur in connection with their attendance at:

56.1.1	meetings of Directors or committees of Directors;

56.1.2	general meetings; or

56.1.3	separate meetings of the holders of any class of shares or of debentures of the Company, or otherwise in connection with the exercise of their powers and the discharge of their responsibilities in relation to the Company.

57.	NOTICES

57.1	Subject to the requirements set out in the Act, any notice given or document sent or supplied to or by any person under these Articles, or otherwise sent by the Company under the Act, may be given, sent or supplied:

57.1.1	in hard copy form;

57.1.2	in electronic form; or

57.1.3	(by the Company) by means of a website (other than notices calling a meeting of Directors),

or partly by one of these means and partly by another of these means.

Notices shall be given and documents supplied in accordance with the procedures set out in the Act, except to the extent that a contrary provision is set out in this Article 57.

Notices in hard copy form

57.2	Any notice or other document in hard copy form given or supplied under these Articles may be delivered or sent by first class post (internationally recognized overnight courier to an address outside the United Kingdom):

57.2.1	to the Company or any other company at its registered office; or

57.2.2	to the address notified to or by the Company for that purpose; or

57.2.3	in the case of an intended recipient who is a member or his legal personal representative or trustee in Bankruptcy, to such member’s address as shown in the Company’s register of members; or

57.2.4	in the case of an intended recipient who is a Director or alternate, to his address as shown in the register of Directors; or

57.2.5	where the Company is the sender, if the Company is unable to obtain an address falling within one of the addresses referred to in 57.2.1 to 57.2.4 above, to the intended recipient’s last address known to the Company.

57.3	Any notice or other document in hard copy form given or supplied under these Articles shall be deemed to have been served and be effective:

57.3.1	if delivered, at the time of delivery;

57.3.2	if posted, on receipt or on the fifth day after the time it was posted, whichever occurs first.

Notices in electronic form

57.4	Subject to the provisions of the Act, any notice or other document in electronic form given or supplied under these Articles may:

57.4.1	if sent by fax or email (provided that a fax number or an address for email has been notified to or by the Company for that purpose), be sent by the relevant form of communication to that address;

57.4.2	if delivered or sent by first class post (internationally recognized overnight courier to an address outside the United Kingdom) in an electronic form (such as sending a disk by post or courier), be so delivered or sent as if in hard copy form under Article 57.2; or

57.4.3	be sent by such other electronic means (as defined in section 1168 of the Act) and to such address(es) as the Company may specify:

57.4.3.1	on its website from time to time; or

57.4.3.2	by notice (in hard copy or electronic form) to all members of the Company from time to time.

57.5	Any notice or other document in electronic form given or supplied under these Articles shall be deemed to have been served and be effective:

57.5.1	if sent by facsimile or email (where a fax number or an address for email has been notified to or by the Company for that purpose), on receipt or 48 hours after the time it was sent, whichever occurs first;

57.5.2	if posted in an electronic form, on receipt or on the fifth day after the time it was posted, whichever occurs first;

57.5.3	if delivered in an electronic form, at the time of delivery; and

57.5.4	if sent by any other electronic means as referred to in Article 57.4.3, at the time such delivery is deemed to occur under the Act.

57.6	Where the Company is able to show that any notice or other document given or sent under these Articles by electronic means was properly addressed with the electronic address supplied by the intended recipient, the giving or sending of that notice or other document shall be effective notwithstanding any receipt by the Company at any time of notice either that such method of communication has failed or of the intended recipient’s non-receipt.

Notice by means of a website

57.7	Subject to the provisions of the Act, any notice or other document or information to be given, sent or supplied by the Company to Shareholders under these Articles may be given, sent or supplied by the Company by making it available on the Company’s website.

General

57.8	In the case of joint holders of a share all notices shall be given to the joint holder whose name stands first in the register of members of the Company in respect of the joint holding (the “Primary Holder”). Notice so given shall constitute notice to all the joint holders.

57.9	Anything agreed or specified by the Primary Holder in relation to the service, sending or supply of notices, documents or other information shall be treated as the agreement or specification of all the joint holders in their capacity as such (whether for the purposes of the Act or otherwise).

58.	INDEMNITIES AND INSURANCE

58.1	Subject to the provisions of, and so far as may be permitted by, the Act:

58.1.1	every Director or other officer of the Company (excluding the Company’s auditors) shall be entitled to be indemnified by the Company (and the Company shall also be able to indemnify directors of any associated company (as defined in section 256 of the Act)) out of the Company’s assets against all liabilities incurred by him in the actual or purported execution or discharge of his duties or the exercise or purported exercise of his powers or otherwise in relation to or in connection with his duties, powers or office, provided that no Director or any associated company is indemnified by the Company against:

58.1.1.1	any liability incurred by the Director to the Company or any associated company; or

58.1.1.2	any liability incurred by the Director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirements of a regulatory nature; or

58.1.1.3	any liability incurred by the Director:

(a)	in defending any criminal proceedings in which he is convicted;

(b)	in defending civil proceedings brought by the Company or any associated company in which final judgment (within the meaning set out in section 234 of the Act) is given against him; or

(c)	in connection with any application under sections 661(3) or 661(4) or 1157 of the Act (as the case may be) for which the court refuses to grant him relief;

save that, in respect of a provision indemnifying a director of a company (whether or not the Company) that is a trustee of an occupational pension scheme (as that term is used in section 235 of the Act) against liability incurred in connection with that company’s activities as trustee of the scheme, the Company shall also be able to indemnify any such director without the restrictions in Articles 58.1.1.1, 58.1.1.3(b) and 58.1.1.3(c) applying;

58.1.2	the Directors may exercise all the powers of the Company to purchase and maintain insurance for any such Director or other officer against any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Company, or any associated company including (if he is a director of a company which is a trustee of an occupational pension scheme) in connection with that company’s activities as trustee of an occupational pension scheme.

58.2	The Company shall (at the cost of the Company) effect and maintain for each Director policies of insurance insuring each Director against risks in relation to his office as each Director may reasonably specify including without limitation, any liability which by virtue of any rule of law may attach to him in respect of any negligence, default of duty or breach of trust of which he may be guilty in relation to the Company.

59.	DATA PROTECTION

The Company may process the following categories of personal data in respect of the Shareholders and the Directors: (i) identifying information, such as names, addresses and contact details; (ii) details of participation in the Company’s affairs, including without limitation attendance at and contribution to Company meetings and voting records; (iii) in the case of Shareholders, details of their respective shareholdings in the Company; and (iv) any other information which is required to be recorded by law or may have a bearing on the prudence or commercial merits of investing, or disposing of any shares (or other investment or security), in the Company (together, “Personal Data”). The Company will only use the Personal Data where it has a valid legal basis to do so. The Company has a legitimate interest in processing Personal Data where it is necessary for the purposes of the proper administration of the Company and its affairs, the undertaking of due diligence exercises and compliance with applicable laws, regulations and procedures. The Company will use appropriate technical and organisational measures to safeguard Personal Data. The Company will retain Personal Data for no longer than is reasonably required. The Company may disclose Personal Data to: (i) other Shareholders and Directors (each a “Recipient”); (ii) a Member of the same Group or a Member of the same Fund Group as a Recipient (“Recipient Group Companies”); (iii) employees, directors and professional advisers of that Recipient or the Recipient Group Companies; (iv) funds managed by any of the Recipient Group Companies; and (v) current or potential investors in the Company or purchasers of Shares, provided always that the Company takes reasonable steps to ensure that Personal Data is treated in accordance with relevant data protection laws. The Personal Data will only be processed and stored within the European Economic Area, except to the extent permitted by applicable law.

60.	SECRETARY

Subject to the provisions of the Act, the Directors may appoint a secretary for such term, at such remuneration and upon such conditions as they may think fit; and any secretary so appointed may be removed by them.

61.	LIEN

61.1	The Company shall have a first and paramount lien (the “Company’s Lien”) over every Share not being a fully paid Share for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that Share.

61.2	The Company’s Lien over a Share:

61.2.1	shall take priority over any third party’s interest in that Share; and

61.2.2	extends to any dividend or other money payable by the Company in respect of that Share and (if the lien is enforced and the Share is sold by the Company) the proceeds of sale of that Share.

The Directors may at any time decide that a Share which is, or would otherwise be, subject to the Company’s Lien shall not be subject to it, either wholly or in part.

61.3	Subject to the provisions of this Article 61, if:

61.3.1	a notice complying with Article 61.4 (a “Lien Enforcement Notice”) has been given by the Company in respect of a Share; and

61.3.2	the person to whom the notice was given has failed to comply with it,

the Company shall be entitled to sell that Share in such manner as the Directors decide.

61.4	A Lien Enforcement Notice:

61.4.1	may only be given by the Company in respect of a Share which is subject to the Company’s Lien, in respect of which a sum is payable and the due date for payment of that sum has passed;

61.4.2	must specify the Share concerned;

61.4.3	must require payment of the sum payable within 14 days of the notice;

61.4.4	must be addressed either to the holder of the Share or to a person entitled to it by reason of the holder’s death, Bankruptcy or otherwise; and

61.4.5	must state the Company’s intention to sell the Share if the notice is not complied with.

61.5	Where any Share is sold pursuant to this Article 61:

61.5.1	the Directors may authorise any person to execute an instrument of transfer of the Share to the purchaser or a person nominated by the purchaser; and

61.5.2	the transferee shall not be bound to see to the application of the consideration; and the transferee’s title shall not be affected by any irregularity in or invalidity of the process leading to the sale.

61.6	The net proceeds of any such sale (after payment of the costs of sale and any other costs of enforcing the lien) must be applied:

61.6.1	first, in payment of so much of the sum for which the lien exists as was payable at the date of the Lien Enforcement Notice;

61.6.2	secondly, to the person entitled to the Share at the date of the sale, but only after the share certificate for the Share sold has been surrendered to the Company for cancellation or an indemnity for lost share certificate in a form acceptable to the Board has been given for any lost share certificate; and subject to a lien equivalent to the Company’s Lien for any money payable (whether or not it is presently payable) as existing upon the Share before the sale in respect of all Shares registered in the name of that person (whether as the sole registered holder or as one of several joint holders) after the date of the Lien Enforcement Notice.

61.7	A statutory declaration by a Director or the Company secretary that the declarant is a Director or the Company secretary and that a Share has been sold to satisfy the Company’s Lien on a specified date:

61.7.1	shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share; and

61.7.2	subject to compliance with any other formalities of transfer required by these Articles or by law, shall constitute a good title to the Share.

62.	CALL NOTICES

62.1	Subject to these Articles and the terms on which Shares are allotted, the Directors may send a notice (a “Call Notice”) to a Shareholder who has not fully paid for that Shareholder’s Share(s) requiring the Shareholder to pay the Company a specified sum of money (a “call”) which is payable to the Company by that Shareholder when the Directors decide to send the Call Notice.

62.2	A Call Notice:

62.2.1	may not require a Shareholder to pay a call which exceeds the total sum unpaid on that Shareholder’s Shares (whether as to the Share’s nominal value or any sum payable to the Company by way of premium);

62.2.2	shall state when and how any call to which it relates is to be paid; and

62.2.3	may permit or require the call to be paid by instalments.

62.3	A Shareholder shall comply with the requirements of a Call Notice, but no Shareholder shall be obliged to pay any call before 14 days have passed since the notice was sent.

62.4	Before the Company has received any call due under a Call Notice the Directors may:

62.4.1	revoke it wholly or in part; or

62.4.2	specify a later time for payment than is specified in the Call Notice, by a further notice in writing to the Shareholder in respect of whose Shares the call is made.

62.5	Liability to pay a call shall not be extinguished or transferred by transferring the Shares in respect of which it is required to be paid. Joint holders of a Share shall be jointly and severally liable to pay all calls in respect of that Share.

62.6	Subject to the terms on which Shares are allotted, the Directors may, when issuing Shares, provide that Call Notices sent to the holders of those Shares may require them to:

62.6.1	pay calls which are not the same; or

62.6.2	pay calls at different times.

62.7	A Call Notice need not be issued in respect of sums which are specified, in the terms on which a Share is issued, as being payable to the Company in respect of that Share (whether in respect of nominal value or premium):

62.7.1	on allotment;

62.7.2	on the occurrence of a particular event; or

62.7.3	on a date fixed by or in accordance with the terms of issue.

62.8	If the due date for payment of such a sum as referred to in Article 62.7 has passed and it has not been paid, the holder of the Share concerned shall be treated in all respects as having failed to comply with a Call Notice in respect of that sum; and shall be liable to the same consequences as regards the payment of interest and forfeiture.

62.9	If a person is liable to pay a call and fails to do so by the Call Payment Date (as defined below):

62.9.1	the Directors may issue a notice of intended forfeiture to that person; and

62.9.2	until the call is paid, that person shall be required to pay the Company interest on the call from the Call Payment Date at the Relevant Rate (as defined below).

62.10	For the purposes of Article 62.9:

62.10.1	the “Call Payment Date” shall be the time when the call notice states that a call is payable, unless the Directors give a notice specifying a later date, in which case the “Call Payment Date” is that later date;

62.10.2	the “Relevant Rate” shall be:

62.10.2.1	the rate fixed by the terms on which the Share in respect of which the call is due was allotted;

62.10.2.2	such other rate as was fixed in the Call Notice which required payment of the call, or has otherwise been determined by the Directors; or

62.10.2.3	if no rate is fixed in either of these ways, five per cent a year; provided that the Relevant Rate shall not exceed by more than five percentage points the base lending rate most recently set by the Monetary Policy Committee of the Bank of England in connection with its responsibilities under Part 2 of the Bank of England Act 1998(a).

62.11	The Directors may waive any obligation to pay interest on a call wholly or in part.

62.12	The Directors may accept full payment of any unpaid sum in respect of a Share despite payment not being called under a Call Notice.

63.	FORFEITURE OF SHARES

63.1	A notice of intended forfeiture:

63.1.1	may be sent in respect of any Share for which there is an unpaid sum in respect of which a call has not been paid as required by a Call Notice;

63.1.2	shall be sent to the holder of that Share or to a person entitled to it by reason of the holder’s death, Bankruptcy or otherwise;

63.1.3	shall require payment of the call and any accrued interest by a date which is not fewer than 14 days after the date of the notice;

63.1.4	shall state how the payment is to be made; and

63.1.5	shall state that if the notice is not complied with, the Shares in respect of which the call is payable will be liable to be forfeited.

63.2	If a notice of intended forfeiture is not complied with before the date by which payment of the call is required in the notice of intended forfeiture, then the Directors may decide that any Share in respect of which it was given is forfeited; and the forfeiture is to include all dividends or other moneys payable in respect of the forfeited Shares and not paid before the forfeiture.

63.3	Subject to these Articles, the forfeiture of a Share extinguishes:

63.3.1	all interests in that Share; and all claims and demands against the Company in respect of it; and

63.3.2	all other rights and liabilities incidental to the Share as between the person whose Share it was prior to the forfeiture and the Company.

63.4	Any Share which is forfeited in accordance with these Articles:

63.4.1	shall be deemed to have been forfeited when the Directors decide that it is forfeited;

63.4.2	shall be deemed to be the property of the Company; and

63.4.3	may be sold, re-allotted or otherwise disposed of as the Directors think fit.

63.5	If a person’s Shares have been forfeited then:

63.5.1	the Company shall send that person notice that forfeiture has occurred and record it in the register of members;

63.5.2	that person shall cease to be a Shareholder in respect of those Shares;

63.5.3	that person shall surrender the share certificate for the Shares forfeited to the Company for cancellation;

63.5.4	that person shall remain liable to the Company for all sums payable by that person under the Articles at the date of forfeiture in respect of those Shares, including any interest (whether accrued before or after the date of forfeiture); and

63.5.5	the Directors shall be entitled to waive payment of such sums wholly or in part or enforce payment without any allowance for the value of the Shares at the time of forfeiture or for any consideration received on their disposal.

63.6	At any time before the Company disposes of a forfeited Share, the Directors shall be entitled to decide to cancel the forfeiture on payment of all calls and interest due in respect of it and on such other terms as they think fit.

63.7	If a forfeited Share is to be disposed of by being transferred, the Company shall be entitled to receive the consideration for the transfer and the Directors shall be entitled to authorise any person to execute the instrument of transfer.

63.8	A statutory declaration by a Director or the Company secretary that the declarant is a Director or the Company secretary and that a Share has been forfeited on a specified date:

63.8.1	shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share; and

63.8.2	subject to compliance with any other formalities of transfer required by the Articles or by law, constitutes a good title to the Share.

63.9	A person to whom a forfeited Share is transferred shall not be bound to see to the application of the consideration (if any) nor shall that person’s title to the Share be affected by any irregularity in or invalidity of the process leading to the forfeiture or transfer of the Share.

63.10	If the Company sells a forfeited Share, the person who held it prior to its forfeiture shall be entitled to receive the proceeds of such sale from the Company, net of any commission; and excluding any sum which:

63.10.1	was, or would have become, payable; and

63.10.2	had not, when that Share was forfeited, been paid by that person in respect of that Share;

but no interest shall be payable to such a person in respect of such proceeds and the Company shall not be required to account for any money earned on such proceeds.

64.	SURRENDER OF SHARES

64.1	A Shareholder shall be entitled to surrender any Share:

64.1.1	in respect of which the Directors issue a notice of intended forfeiture;

64.1.2	which the Directors forfeit; or

64.1.3	which has been forfeited.

The Directors shall be entitled to accept the surrender of any such Share.

64.2	The effect of surrender on a Share shall be the same as the effect of forfeiture on that Share.

64.3	The Company shall be entitled to deal with a Share which has been surrendered in the same way as a Share which has been forfeited.

65.	PROCEDURE FOR DECLARING DIVIDENDS

65.1	The Company may by ordinary resolution declare dividends, and the Directors may decide to pay interim dividends.

65.2	A dividend must not be declared unless the Directors have made a recommendation as to its amount. Such a dividend must not exceed the amount recommended by the Directors.

65.3	No dividend may be declared or paid unless it is in accordance with the Shareholders’ respective rights.

65.4	Unless the Shareholders’ resolution to declare or Directors’ decision to pay a dividend, or the terms on which Shares are issued, specify otherwise, it must be paid by reference to each Shareholder’s holding of Shares on the date of the resolution or decision to declare or pay it.

66.	PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS

66.1	Where a dividend or other sum which is a distribution is payable in respect of a Share, it must be paid by one or more of the following means:

66.1.1	transfer to a bank or building society account specified by the Distribution Recipient in writing;

66.1.2	sending a cheque made payable to the Distribution Recipient by post to the Distribution Recipient at the Distribution Recipient’s registered address (if the Distribution Recipient is a holder of the Share), or (in any other case) to an address specified by the Distribution Recipient in writing;

66.1.3	sending a cheque made payable to such person by post to such person at such address as the Distribution Recipient has specified in writing; or

66.1.4	any other means of payment as the Directors agree with the Distribution Recipient in writing.

66.2	In the Articles, “the Distribution Recipient” means, in respect of a Share in respect of which a dividend or other sum is payable:

66.2.1	the holder of the Share; or

66.2.2	if the Share has two or more joint holders, whichever of them is named first in the register of members; or

66.2.3	if the holder is no longer entitled to the Share by reason of death or Bankruptcy, or otherwise by operation of law, the Transmittee.

67.	NO INTEREST ON DISTRIBUTIONS

67.1	The Company may not pay interest on any dividend or other sum payable in respect of a Share unless otherwise provided by:

67.1.1	the terms on which the Share was issued; or

67.1.2	the provisions of another agreement between the holder of that Share and the Company.

68.	UNCLAIMED DISTRIBUTIONS

68.1	All dividends or other sums which are:

68.1.1	payable in respect of Shares; and

68.1.2	unclaimed after having been declared or become payable,

may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed.

68.2	The payment of any such dividend or other sum into a separate account does not make the Company a trustee in respect of it.

68.3	If:

68.3.1	twelve years have passed from the date on which a dividend or other sum became due for payment; and

68.3.2	the Distribution Recipient has not claimed it,

the Distribution Recipient is no longer entitled to that dividend or other sum and it ceases to remain owing by the Company.

69.	NON CASH DISTRIBUTIONS

69.1	Subject to the terms of issue of the Share in question, the Company may, by ordinary resolution on the recommendation of the Directors, decide to pay all or part of a dividend or other distribution payable in respect of a Share by transferring non-cash assets of equivalent value (including, without limitation, shares or other securities in any company).

69.2	For the purposes of paying a non-cash distribution, the Directors may make whatever arrangements they think fit, including, where any difficulty arises regarding the distribution:

69.2.1	fixing the value of any assets;

69.2.2	paying cash to any Distribution Recipient on the basis of that value in order to adjust the rights of recipients; and

69.2.3	vesting any assets in trustees.

70.	WAIVER OF DISTRIBUTIONS

70.1	Distribution Recipients may waive their entitlement to a dividend or other distribution payable in respect of a Share by giving the Company notice in writing to that effect, but if:

70.1.1	the Share has more than one holder; or

70.1.2	more than one person is entitled to the Share, whether by reason of the death or Bankruptcy of one or more joint holders, or otherwise,

the notice is not effective unless it is expressed to be given, and signed, by all the holders or persons otherwise entitled to the Share.

71.	AUTHORITY TO CAPITALISE AND APPROPRIATION OF CAPITALISED SUMS

71.1	The Board may, if authorised to do so by an ordinary resolution (with the prior written consent of the Investor):

71.1.1	decide to capitalise any profits of the Company (whether or not they are available for distribution) which are not required for paying a preferential dividend, or any sum standing to the credit of the Company’s share premium account or capital redemption reserve; and

71.1.2	appropriate any sum which they so decide to capitalise (a “Capitalised Sum”) to such Shareholders and in such proportions as the Board may in their absolute discretion deem appropriate (the “Shareholders Entitled”).

71.2	Capitalised Sums may be applied on behalf of such Shareholders and in such proportions as the Board may (in its absolute discretion) deem appropriate.

71.3	Any Capitalised Sum may be applied in paying up new Shares up to the nominal amount (or such amount as is unpaid) equal to the Capitalised Sum, which are then allotted credited as fully paid to the Shareholders Entitled or as they may direct.

71.4	A Capitalised Sum which was appropriated from profits available for distribution may be applied in paying up new debentures of the Company which are allotted credited as fully paid to the Shareholders Entitled or as they may direct.

71.5	Subject to the Articles the Board may:

71.5.1	apply Capitalised Sums in accordance with Articles 71.3 and 71.4 partly in one way and partly another;

71.5.2	make such arrangements as they think fit to deal with Shares or debentures becoming distributable in fractions under this Article 71; and

71.5.3	authorise any person to enter into an agreement with the Company on behalf of all of the Shareholders Entitled which is binding on them in respect of the allotment of Shares or debentures under this Article 71.

72.	NO RIGHT TO INSPECT ACCOUNTS AND OTHER RECORDS

Except as provided by law, any investment or shareholder agreement or authorised by the Directors or an ordinary resolution of the Company, no person is entitled to inspect any of the Company’s accounting or other records or documents merely by virtue of being a Shareholder.

73.	MEANS OF COMMUNICATION TO BE USED

73.1	Subject to the Articles, anything sent or supplied by or to the Company under the Articles may be sent or supplied in any way in which the Companies Act 2006 provides for documents or information which are authorised or required by any provision of that Act to be sent or supplied by or to the Company.

73.2	Subject to the Articles, any notice or document to be sent or supplied to a Director in connection with the taking of decisions by Directors may also be sent or supplied by the means by which that Director has asked to be sent or supplied with such notices or documents for the time being.

73.3	A Director may agree with the Company that notices or documents sent to that Director in a particular way are to be deemed to have been received within a specified time of their being sent, and for the specified time to be less than 48 hours.

74.	COMPANY SEALS

74.1	Any common seal may only be used by the authority of the Directors.

74.2	The Directors may decide by what means and in what form any common seal is to be used.

74.3	Unless otherwise decided by the Directors, if the Company has a common seal and it is affixed to a document, the document must also be signed by at least one authorised person in the presence of a witness who attests the signature.

74.4	For the purposes of this Article, an authorised person is:

74.4.1	any Director of the Company;

74.4.2	the Company secretary (if any); or

74.4.3	any person authorised by the Directors for the purpose of signing documents to which the common seal is applied.

75.	LOCK UP

75.1	Each Shareholder shall, in the event of an IPO on a US exchange, enter into a separate lock-up agreement in respect of the IPO for a period of up to 180 days following the IPO in a form approved by the Board (with Investor Director Consent), with similar terms for each Investor if and to the extent required by the Company's underwriters in order to facilitate the IPO (the “Lock-Up Agreement”), provided that: (i) each Director that is a Shareholder and each holder of 1% or more of the issued share capital of the Company enters into a Lock-Up Agreement; and (ii) the Lock-Up Agreements to be entered into by the other Shareholders are on no more onerous terms in all material respects to those which are entered into by each Director that is a Shareholder and each other holder of 1% or more of the issued share capital of the Company; (iii) it shall only apply to any Shares held by the relevant Shareholder immediately prior to the IPO (excluding any Shares to be sold by the Shareholder in the IPO); and (iv) any such Lock-Up Agreement shall provide that if any provision of any similar agreement entered into by any other person for any discretionary release, waiver or termination of the restrictions contained in it is exercised by the Company or the underwriters (a “Release”), to the extent that the Company or the underwriters provide such a Release to any other person in respect of all or a proportion of the securities held by such other person, the Company and the underwriters must Release the obligations of each other person who is a party to a Lock- Up Agreement in respect of the same proportion of the securities held by them.

75.2	If any Shareholder fails to comply with the provisions of Article 75.1, the Company shall be constituted the agent of each defaulting Shareholder for taking such actions as are necessary to effect compliance with such Article and the Directors may authorise an officer of the Company or a Director to execute and deliver on behalf of such defaulting Shareholder the necessary documents to effect the lock-up, including, without limitation, a Lock-Up Agreement, in a form approved by the Investor Majority.